EXHIBIT 2.1

Confidential Treatment Requested by Novanta Inc.

Deed Register No. P1704/ 2017

Agreement on the sale and transfer of all shares in

W.O.M. World of Medicine GmbH

R e c o r d e d

in Munich, this sixth of June two thousand and seventeen

- 6th of June 2017 -.

Before me, the undersigning

Dr. Benedikt Pfisterer

Civil Law Notary with official residence in Munich

and the business premises in 80539 Munich, Marstallstraße 11,

appeared today in my aforementioned business premises:

1.	Julian Haag, born on 13th of Feburary 1981, office address: Richard-Strauss-Straße 24, 81677 Munich, personally known to me, notary.

The person appearing to 1. declared that in the following he would not act for himself but in the name and on behalf of

ATON GmbH with registered seat in Munich, a company incorporated in Germany under registration number HRB 193331 of the commercial register of the local court of Munich with its registered office address at LeopoldstraBe 53, 80802 Munich, Germany;

presenting an original of a power of attorney, a certified copy of which is attached to this deed

1

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

2.	Dr. Philipp Friedrichs, born on 27th of September 1983, office address: Dreischeibenhaus 1 40211 Düsseldorf, identified by his Identity Card.

The person appearing to 2. declared that in the following he would not act for himself but in the name and on behalf of

a} Novanta Europe GmbH with registered seat in Planegg, District Munich, a company incorporated in Germany under registration number HRB 201048 of the commercial register of the local court of Munich with its registered office address at Münchner Straße 2 a, 82152 Planegg, Germany;

presenting an original of a power of attorney, a certified copy of which is attached to this deed;

b) Novanta Inc., a New Brunswick corporation, with its registered office address at 125 Middlesex Turnpike, Bedford, MA 01730, USA;

presenting an original of the power of attorney, a certified copy of which is attached to this deed.

The persons appearing requested that this deed be recorded in the English language and stated that they had sufficient command of the English language. The acting civil law notary, who himself has sufficient command of the English language, verified that the persons appearing did, in fact, have such sufficient command of the English language.

On being asked whether there had been any prior involvement by the Notary in terms of Section 3 para 1 no 7 of the German Notarisation Act (Beurkundungsgesetz) the provisions of which had been explained by the Notary, the persons appearing said that there had been no such prior involvement.

On the 29th of May 2017 /1st of June 2017 a reference deed was notarized under Deed Role No. D 1475/2017 and on the 2"d of June 2017 another reference deed was notarized under Deed Role No. D 1496 /2017 each of the Civil Law Notary Dr. Christoph Döbereiner in Munich (together the "Reference Deeds") in order to make reference to the Exhibits attached thereto. The persons appearing refer to the Reference Deeds the originals of which were available for review during this recording. The persons appearing declare that the content of the Reference Deeds is known to them and they waive their right to the respective deeds being read aloud to them. They also waive their right to the respective deeds being attached to the present notarial recording. The Notary advised the persons appearing of sec. 13a German Notarisation Act (Beurkundungsgesetz). The persons appearting hereby release Ms. Sabina Kacar and Ms. Iris Berger who each acted at the recording of the Reference Deeds from any personal liability in connection with this recording. All Exhibits mentioned hereafter are Exhibits to the Reference Deeds.

2

The persons appearing, acting as aforesaid, then requested the notary to notarise the following

3

JUNE 6, 2017

Agreement on the Sale and Transfer
of All shares in W.O.M. World of Medicine GmbH

(Vertrag über den Kauf und die Abtretung aller Geschäftsanteile an der W.O.M. World of Medicine GmbH)

between

ATON GmbH

as Seller

and

NOVANTA EUROPE GMBH

as Buyer

and

Novanta Inc.

as Guarantor

THIS AGREEMENT (the “Agreement”) is dated June 6, 2017 and made

BETWEEN:

1.

ATON GmbH, a company incorporated in Germany under registration number HRB 193331 of the commercial register of the local court of Munich with its registered office address at Leopoldstraße 53, 80802 Munich, Germany;

– hereinafter referred to as the “Seller” –

and

2.

Novanta Europe GmbH, a company incorporated in Germany under registration number HRB 201048 of the commercial register of the local court of Munich with its registered office address at Münchner Straße 2 a, 82152 Planegg, Germany;

– hereinafter referred to as the “Buyer” –

and

3.	Novanta Inc., a New Brunswick corporation, with its registered office address at 125 Middlesex Turnpike, Bedford, MA 01730, USA;

– hereinafter referred to as the “Guarantor” –

The companies listed in no. 1 and no. 2 above are also referred to collectively as the “Parties” and each as a “Party”.

TABLE OF CONTENTS

1.	Defined Terms and Interpretation	6
2.	Current Status	12
3.	Sale and Transfer of Share and Shareholder Loans and Cash Pool Receivables	13
4.	Purchase Price; Payments	14
5.	Effective Date Financial Statements	19
6.	Closing Condition and Closing	22
7.	Warranties of Seller	25
8.	Remedies for Breach of warranties	36
9.	Limitations of Liability	39
10.	Warranties of Buyer	41
11.	Tax Indemnity	42
12.	Covenants and Other Agreements	46
13.	Specific Indemnities	48
14.	Non-solicitation	49
15.	No Major Restructuring	49
16.	Transition of Business	49
17.	Confidentiality and Public Announcements	50
18.	Notices	50
19.	Costs	51
20.	Miscellaneous	52

INDEX OF EXHIBITS

Exhibit 2.3	Details of Equity Interests
Exhibit 2.4	List of Corporate Documents
Exhibit 2.5/1	List of Shareholder Loans
Exhibit 2.5/2	Copies of Shareholder Loan Agreements
Exhibit 2.5/3	Cash Pool Agreement
Exhibit 3.4	Copies of Approvals
Exhibit 4.4	Purchase Price Definitions
Exhibit 4.6.1	Account Details
Exhibit 6.5(i)	Form of No Withdrawal Right Event Certificate
Exhibit 6.5(ii)	Form of Assignment Agreement Shareholder Loans
Exhibit 6.5(iii)	Form of Assignment Agreement Cash Pool
Exhibit 6.5(vii)	Form of Power of Attorney
Exhibit 6.5(viii)	Form of waiver of claims
Exhibit 6.7	Form of Closing Confirmation
Exhibit 7.2.4	Copies of Corporate Documents
Exhibit 7.3.5	List of Pending Business Transactions
Exhibit 7.4.1	List of Related Party Agreements
Exhibit 7.5.1	Copies of Warranted Financial Statements
Exhibit 7.6	Disclosure regarding Conduct of Business
Exhibit 7.7.1	List of Assets
Exhibit 7.7.2	Disclosure of Encumbrances
Exhibit 7.8.1	List of managing directors and senior vice presidents
Exhibit 7.8.2	List of Employee Benefits
Exhibit 7.8.3	Headcount
Exhibit 7.9.1	List of Material Agreements
Exhibit 7.9.2	Disclosure regarding Material Agreements
Exhibit 7.10.1	List of Owned Real Estate
Exhibit 7.10.2	List of Leased Real Estate
Exhibit 7.11.1	List of IP Rights
Exhibit 7.11.3	List of Licensed IP Rights
Exhibit 7.11.6	Disclosure regarding infringements
Exhibit 7.11.7	Disclosure regarding Outstanding Remuneration
Exhibit 7.12	Disclosure of Litigation and Disputes
Exhibit 7.13.3	Disclosure regarding Economic Sanctions

Exhibit 7.13.4	Subsidies
Exhibit 7.14	Disclosure regarding any Brokerage Costs
Exhibit 7.16	Disclosure regarding any Product Liability
Exhibit 7.17.1	List of Insurance Policies
Exhibit 7.17.3	List of Insurance Claims
Exhibit 7.18	Disclosure regarding Taxes
Exhibit 7.19	Relevant Persons for Seller’s Best Knowledge
Exhibit 9.4	Relevant Persons for Buyer’s Knowledge

Background

A.

Seller is the sole legal and beneficial owner of all shares in W.O.M. World of Medicine GmbH (the “Company”), a limited liability company incorporated under the laws of Germany, registered under registration number HRB 149578 B with the commercial register of the local court of Charlottenburg, Germany.

B.

The Company is the parent company of the WOM Group which is active in the field of the development and production of specific capital equipment and disposables in minimal invasive medicine and holds 100 per cent of the shares of the following companies:

(a)

W.O.M. World of Medicine Produktions-GmbH, a limited liability company incorporated under the laws of Germany, registered under registration number HRB 5031 with the commercial register of the local court of Coburg, Germany;

(b)

W.O.M. World of Medicine USA Inc., a stock corporation incorporated under the laws of the State of Florida (U.S.A), registered under registration number P98000015026 with the Florida Department of State; and

(c)	W.O.M. World of Medicine Asia Ltd. a company incorporated under the laws of Hong Kong, registered under registration number 1887945 with the Hong Kong Companies Registry.

The companies listed in lit. (a) to (c) above are also referred to collectively as the “Subsidiaries” and together with the Company as the “Group Entities”. The Equity Interests of the Company in any Subsidiary, shall be collectively referred to as the “Subsidiary Interests”.

C.	The Seller has agreed to sell and transfer all shares in the Company to the Buyer and the Buyer has agreed to buy and accept the transfer of such shares on and subject to the terms of this Agreement.

Now, the Parties agree as follows:

1.	Defined Terms and Interpretation

In this Agreement, except where set forth otherwise, the following terms and abbreviations shall have the following meanings:

“Affiliates”: any individual persons or Legal Entities who or which are affiliated enterprises (verbundene Unternehmen) within the meaning of section 15 AktG.

“Agreement”: has the meaning given to it in the Parties’ Section.

“Aggregate Final Purchase Price”: has the meaning given to it in Section 4.1.2.

“Aggregate Estimated Purchase Price” has the meaning given to it in Section 4.2.1.

“AktG”: the German Stock Corporation Act (Aktiengesetz).

“Ancillary Financial Charges”: any interest, redemption fees, termination fees, break costs, prepayment fees, penalties, late-payment fees, premium, expenses or other amounts which a creditor is entitled to charge in connection with the repayment or termination of a credit or a delay or default in connection with a payment obligation and which have not been paid as of the Effective Date.

“Anti-Corruption Laws”: any laws, prohibiting and/or restricting bribery or corruption of public officials or private parties, including (i) the U.S. Foreign Corrupt Practices Act, (ii) the U.K. Bribery Act, (iii) the following sections of the German Criminal Code: sections 261, 298, 299, 331 through 333 (each also in conjunction with section 336), 334 (also in conjunction with 336 and also in conjunction with the German Act on combating corruption in international business transactions (IntBestG)), and (iv) any equivalent laws of other jurisdiction(s).

“AO”: the German Tax Code (Abgabenordnung).

“Assets”: has the meaning given to it in Section 7.7.1.

“Assignment Agreement Cash Pool”: has the meaning given to it in Section 6.5(iii).

“Assignment Agreement Shareholder Loans”: has the meaning given to it in Section 6.5(ii).

“BGB”: the German Civil Code (Bürgerliches Gesetzbuch).

“Breach”: has the meaning given to it in Section 8.2.

“Business Days”: any days other than Saturdays, Sundays and public holidays in Munich, Germany and Boston, USA, on which the banks in Munich, Germany and Boston, USA are open to transact normal commercial business.

“Business Information”: has the meaning given to it in Section 17.1.

“Business IT”: any computer hardware, Software, firmware, networks, computers systems and other information technology for the storage and processing of electronic data as well as telecommunication systems.

“Buyer”: has the meaning given to it in the Parties’ Section.

“Cash”: has the meaning given to it in Section 4.4(iii).

“Cash /Debt Free Price”: has the meaning given to it in Section 4.1.1(i).

“Cash Pool”: has the meaning given to it in Section 2.5.

“Cash Pool Agreement”: has the meaning given to it in Section 2.5.

“Cash Pool Receivables”: has the meaning given to it in Section 2.5.

“Closing”: has the meaning given to it in Section 6.5.

“Closing Actions”: has the meaning given to it in Section 6.5.

“Closing Condition”: has the meaning given to it in Section 6.1.

“Closing Confirmation”: has the meaning given to it in Section 6.7.

“Closing Date”: has the meaning given to it in Section 6.5.

“Closing Date Cash Pool Balances”: has the meaning given to it in Section 3.3

“Closing Date Shareholder Loan Balances”: has the meaning given to it in Section 3.3.

“Company”: has the meaning given to it in Background A.

“Confidential Information”: has the meaning given to it in Section 17.1.

“Corporate Documents”: has the meaning given to it in Section 2.4(vi).

“Data Room”: the electronic data room hosted by Brain Loop during the time period from September 12, 2016 to May 31, 2017.

“De Minimis Amount”: has the meaning given to it in Section 9.1(i).

“Economic Sanctions Laws”: any and all laws and any and all orders and decisions of Governmental Authorities imposing economic, trade, financial and other restrictions or prohibitions on countries, or Persons including, (i) economic sanctions laws of Germany, including those implementing sanctions directives and resolutions adopted by the European Commission, and/or the United Nations pursuant to German national law; (ii) US restrictions pursuant to the Foreign Assets Control Regulations, 31 C.F.R. Parts 500-599; the Iran Sanctions Act of 1996, as amended; the Iran Threat Reduction and Syria Human Rights Act of 2012; and the National Defense Authorization Act of 2012 and 2013; and (iii) equivalent laws, regulations and orders of such jurisdictions or other jurisdictions to the extent applicable.

“Effective Date”: has the meaning given to it in Section 4.4(i).

“Effective Date Financial Statements”: has the meaning given to it in Section 5.1.1.

“EHS Laws”: any and all laws and any and all orders and decisions by any Governmental Authority concerning (i) the protection of the Environment or (ii) human health and safety as well as (iii) welfare or conditions at, or in the vicinity of, the workplace; and (iv) the generation, transportation, storage, treatment, disposal or presence of any hazardous substances.

“Employee Benefits”: has the meaning given to it in Section 7.8.2.

“Environment”: any environmental media such as water (including surface water and ground water), air (including air in buildings), soil (including surface and subsurface), biota (whether in air, water or soil), any ecological systems, human beings and any man-made structures.

“Equity Interests”: any shares, partnership interests or other equity interests or voting rights in any Legal Entity.

“Estimated Cash Pool Receivables Purchase Price”: has the meaning given to it in Section 4.2.2(iii)

“Estimated Loan Purchase Price”: has the meaning given to it in Section 4.2.2(ii).

“Estimated Share Purchase Price”: has the meaning given to it in Section 4.2.2(i).

“Exempted Claims”: has the meaning given to it in Section 9.3.

“Final Cash Pool Receivables Purchase Price”: has the meaning given to it in Section 4.1.2.

“Final Loan Purchase Price”: has the meaning given to it in Section 4.1.2.

“Final Share Purchase Price”: has the meaning given to it in Section 4.1.1.

“Financial Debt”: has the meaning given to it in Section 4.4(ii).

“GmbHG”: the German Act on Limited Liability Companies (Gesetz betreffend Gesellschaften mit beschränkter Haftung).

“Governmental Authority”: any supranational, national, federal, state, provincial, country, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial (including any court, tribunal or arbitral tribunal), regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established by a Governmental Authority to perform any of such functions.

“Group Entities”: has the meaning given in Background B.

“HGB”: the German Commercial Code (Handelsgesetzbuch).

“IFRS”: the International Financial Reporting Standards, including the Framework for the Preparation and Presentation of Financial Statements and the International Financial Reporting Interpretations, all as established on the date of this Agreement by the International Accounting Standards Board (IASB) as adopted by the European Union.

“IP Rights”: has the meaning given to it in Section 7.11.1.

“Key Employees”: means (i) all directors and officers (including managing directors (Geschäftsführer) and vice presidents) and advisory/supervisory/management board members of any of the Group Entities and (ii) all employees of the Group Entities who are (also) employed by Seller and/or any of its Related Parties.

“Knowledgeholders”: has the meaning given to it in Section 7.19.

“Legal Entity”: any corporation, company, limited liability company, partnership, limited partnership, limited liability partnership, joint venture, association, trust, or other legal entity, whether having separate legal personality or not, established pursuant to the laws of any jurisdiction and any Governmental Authority.

“Licensed IP Rights”: has the meaning given to it in Section 7.11.3.

“Losses and Expenses”: shall mean all liabilities, reasonable costs and expenses and other damages, actually and directly incurred as a result of (i) a Breach, (ii) a breach of the Seller´s covenants in Section 12, or (iii) a breach of the specific indemnities in Section 13, all within the meaning of section 249 et seq. BGB, excluding (i) any potential or actual reduction in value (Minderung) beyond the actual damage incurred by the respective Group Entity or the Buyer, (ii) any consequential damages (Folgeschäden), (iii) any lost profits (entgangener Gewinn), (iv) any frustrated expenses (frustrierte Aufwendungen) or (v) any incidental or internal costs and expenses incurred by the Group Entities or the Buyer.

“Material Agreements”: has the meaning given to it in Section 7.9.1.

“Material Breaches”: has the meaning given to it in Section 6.9 (i).

“Minority Entity”: has the meaning given to it in Section 2.3.

“Minority Interest”: has the meaning given to it in Section 2.3.

“Neutral Auditor”: has the meaning given to it in Section 5.2.1.

“Net Working Capital”: has the meaning given to it in Section 4.4(iv).

“Orlando Project”: has the meaning given to it in Section 12.1.1(iv)

“Other Recipients”: has the meaning given to it in Section 17.3.

“Overall Cap”: has the meaning given to it in Section 9.2.2.

“Owned Real Estate”: has the meaning given to it in Section 7.10.1.

“Part(y/ies)”: has the meaning given to it in the Parties’ Section.

“Payment Confirmation”: has the meaning given to it in Section 4.6.2.

“Permits”: has the meaning given to it in Section 7.13.1.

“Person”: shall mean any individual (natural) person and any Legal Entity.

“Pre-Effective Date Tax Period”: (i) any taxable period ending on or before the Effective Date and (ii) with respect to a taxable period beginning before and ending after the Effective Date (the “Straddle Period”), that portion of such taxable period ending on the Effective Date.

“Proceedings”: has the meaning given to it in Section 6.9 (i).

“Purchase Price Adjustments”: has the meaning given to it in Section 4.3.2.

“Purchase Price Determination Statement”: has the meaning given to it in Section 5.1.1(v).

“Reference Net Working Capital”: has the meaning given to it in Section 4.4(v).

“Registered IP Rights”: has the meaning given to it in Section 7.11.1.

“Related Parties”: any individual persons or Legal Entities who or which are (i) Affiliates or (ii) relatives (Angehörige) within the meaning of section 15 of the German Tax Code (Abgabenordnung – AO), provided that with respect to Seller all of its direct or indirect shareholders and their respective Affiliates and relatives and such relatives’ Affiliates shall in any event be deemed to be Related Parties of Seller.

“Related Party Agreements”: has the meaning given to it in Section 7.4.1.

“Related Party Claims”: has the meaning given to it in Section 9.3(ii).

“Representatives”: the directors, officers, employees, agents, consultants and professional advisers of any individual person or Legal Entity.

“Restricted Countries”: shall mean the Islamic Republic of Iran, Cuba, Syria, the Republic of Sudan and the Democratic People’s Republic of Korea.

“Restricted Parties”: shall mean Persons located in Restricted Countries or designated as restricted or prohibited parties under Economic Sanctions Laws.

“Revised Effective Date Financial Statements”: has the meaning given to it in Section 5.1.4.

“Scheduled Closing Date”: has the meaning given to it in Section 6.5.

“Seller”: has the meaning given to it in the Parties’ Section.

“Seller’s Account”: has the meaning given to it in Section 4.6.1.

“Seller’s Best Knowledge”: has the meaning given to it in Section 7.19.

“Seller’s Warranty(ies)”: has the meaning given to it in Section 7.

“Shareholder Loans”: has the meaning given to it in Section 2.5.

“Share”: has the meaning given to it in Section 2.2.

“Signing Date”: means June 6, 2017.

“Software”: means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) data, databases and compilations, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Specific Indemnity Claims”: shall mean claims under the indemnities provided for in Section 13.1 through 13.3.

“Straddle Period”: has the meaning given to it in definition of Pre-Effective Date Tax Period.

“Subsidiaries”: has the meaning given to it in Background B.

“Subsidiary Interests”: has the meaning given to it in Background B.

“Taxes”: all direct, indirect or ancillary taxes, according to section 3 AO (Abgabenordnung) (Steuern und steuerliche Nebenleistungen) or under the laws of other jurisdictions (including without limitation income tax, wage withholding tax, corporate tax, stamp and withholding tax, value added tax and other taxes or any equivalent tax) and related penalties, fines or interest under the laws of another jurisdiction and any other forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference. The term “Tax(es)” shall also include any secondary liability (Haftung) for Taxes.

“Tax Authority”: any taxing or other authority competent to impose any liability in respect of Taxes or responsible for the administration and/or collection of taxation or enforcement of any law in relation to Taxes.

“Tax Benefit”: has the meaning given to it in Section 11.1.5(iii).

“Tax Claims”: shall mean claims under the Seller’s Warranties in Section 7.18 and/or the indemnity for Taxes provided for in Section 11.

“Tax Return”: shall mean any return, declaration, report, or notice relating to any Tax to be filed, including any schedule or attachment thereto.

“Third Party Claim”: has the meaning given to it in Section 8.8.1.

“Threshold”: has the meaning given to it in Section 9.1(ii).

“Title and Authority Claims”: has the meaning given to it in Section 9.3(i).

“Transaction Documents”: means this Agreement and all other agreements and instruments executed and delivered or to be executed and delivered in connection herewith or therewith.

“Trapped Cash”: means (i) any cash or cash equivalents to the extent that they are not accessible to the Company without deduction or withholding or additional costs (other than ordinary bank charges) within a period of one hundred twenty (120) days and (ii) cash proceeds from insurance claims in respect of lossered since December 31, 2016 which, as of the Effective Date, still need to be applied to remedy the loss.

“Warranty Cap”: has the meaning given to it in Section 9.2.1.

“Warranted Financial Statements”: has the meaning given to it in Section 7.5.1.

“Warranted 2016 Financial Statements”: has the meaning given to it in Section 7.5.1.

“Withdrawal Right Event“: has the meaning given to it in Section 6.9.

“Withdrawal Right Events“: has the meaning given to it in Section 6.9.

2.	Current Status
2.1

Company. W.O.M. World of Medicine GmbH, Salzufer 8, 10587 Berlin, Germany, is a limited liability company established under the laws of Germany with its stated domicile at Berlin and registered with the commercial register at the local court (Amtsgericht) of Charlottenburg under HRB 149578 B. The stated capital (Stammkapital) of the Company amounts to EUR 5,000,000.00 (in words: Euro five million). The Company is the owner of real estate.

2.2	Share. Seller holds 100 per cent of the stated capital of the Company consisting of the following share (the “Share”):

Number of Share	Nominal Amount
1	EUR 5,000,000.00

2.3

Subsidiaries; Minority Entity. The Company holds (i) 100 per cent of the Equity Interests of the Subsidiaries and (ii) circa 1.48 per cent (the “Minority Interest”) of the Equity Interests of Laser- und Medizin-Technologie GmbH, Berlin, Fabeckstr. 60-62, 14195 Berlin, Germany, registered with the commercial register at the local court (Amtsgericht) of Charlottenburg under HRB 23655 B (the “Minority Entity”), as shown (in each case, (i) and (ii), with the number and nominal amount, if applicable, or par value, of such Equity Interests) in Exhibit 2.3.

2.4	Corporate Documents. Exhibit 2.4 includes for each Group Entity and the Minority Entity a list (stating for each document listed the type and date) of
(i)	the current commercial register extract (or, in the case of foreign Group Entities, an equivalent document);
(ii)	any pending register applications (or equivalent documents), if any;
(iii)	the current version of the articles of association, articles of incorporation or partnership agreement (or equivalent document or agreement);
(iv)	the current version of the by-laws and/or rules of procedure of any board (management board, advisory board, supervisory board) and/or managing directors;
(v)	the current versions of any shareholders’ agreements, joint venture agreements, consortium agreements or similar agreements, if any, of or with respect to the Group Entity or Minority Entity; and
(vi)

any pending shareholder or partner resolutions or other statements or actions to change the documents referred to under (iii), (iv) and (v) or requiring registration with the commercial register or similar register (the documents listed or to be listed in Exhibit 2.4 collectively the “Corporate Documents”).

2.5

Shareholder Loans; Cash Pool Agreement. The Seller has granted to the Company certain loans (the “Shareholder Loans”) in amounts, including interest accrued thereon, outstanding as of the Signing Date as shown in Exhibit 2.5/1. True and complete copies of the loan agreements underlying the Shareholder Loans are attached as Exhibit 2.5/2. Seller undertakes to pay off and to settle the Shareholder Loans to the extent the liquidity of the Group Entities permits with effect at the latest as of one day prior to the Scheduled Closing Date. The Company entered into cash pool agreements (jointly “Cash Pool Agreement” or “Cash Pool”) as listed in Exhibit 2.5/3. Seller undertakes to terminate the Cash Pool Agreement with effect at the latest as of one day prior to the Scheduled Closing Date and to settle and to pay off all liabilities vis-à-vis the Seller or its Affiliates thereunder (the “Cash Pool Receivables”) with effect at the latest as of immediately prior to the Scheduled Closing Date to the extent the liquidity of the Group Entities permits. The Parties assume that there will be no up-stream loans from any of the Group Entities to the Seller or its Affiliates at the Closing Date and that there will be no receivables of the Company against the Seller under the Cash Pool Agreement. The Seller undertakes to repay and to settle such receivables prior to the Closing Date should the assumption turn out to be wrong.

3.	Sale and Transfer of Share and Shareholder Loans and Cash Pool Receivables
3.1

Sale and Transfer of Share. Seller hereby sells (verkauft) to Buyer the Share. Subject to the condition precedent (aufschiebende Bedingung) of the occurrence of the Closing, Seller hereby transfers (tritt ab) to Buyer the Share, provided that for purposes of this Section 3.1, the Closing shall in any event be deemed to have occurred (and, accordingly, the condition precedent stated herein be satisfied) upon performance or waiver of the Closing Action set forth in Section 6.5(iv). The Buyer hereby accepts such sale and transfer.

3.2

Ancillary Rights. The sale and transfer of the Share shall include all ancillary rights appertaining thereto (Nebenrechte), including the rights to any undistributed profits of the current fiscal year and any previous fiscal years.

3.3

Shareholder Loans; Cash Pool Receivables. If and to the extent the Shareholder Loans and/or the Cash Pool Receivables have not been paid off and settled in accordance with Section 2.5, Seller hereby sells (verkauft) to Buyer, and the Buyer hereby purchases from the Seller, the Shareholder Loans and/or the Cash Pool Receivables, each as set forth in Section 2.5, including all accrued but unpaid interest thereon as of and including the Closing Date (the balances of the Shareholder Loans hereinafter referred to as “Closing Date Shareholder Loan Balances” and the balances of the Cash Pool Receivables referred to as “Closing Date Cash Pool Balances”). All rights, claims and obligations (i.e., the entire contractual position (befreiende Vertragsübernahme)) under the Shareholder Loans and the Cash Pool as of and from the Closing Date shall be assigned by the Seller to the Buyer on the Closing Date in accordance with the provisions of Section 6.5(ii) and (iii) subject to the condition precedent (aufschiebende Bedingung) of the occurrence of the Closing, and the Buyer hereby undertakes to accept such assignment and to assume all obligations under the Shareholder Loans.

3.4

Consents. Shareholders of the Company and shareholders of the Seller have duly approved of the entering into of this Agreement and the other Transaction Documents as well as the consummation of the transactions contemplated hereby and thereby. Such approvals are attached hereto as Exhibit 3.4.

4.	Purchase Price; Payments

4.1	Final Purchase Prices for Share and Shareholder Loans

4.1.1	Final Share Purchase Price. The final purchase price for the Share to be paid by or on behalf of the Buyer (the “Final Share Purchase Price”) shall be a Euro amount equal to
(i)	EUR 115,000,000.00 (in words: Euro one hundred fifteen million) (the “Cash /Debt Free Price”);
(ii)	less the consolidated Financial Debt as of the Effective Date as shown in the Effective Date Financial Statements;
(iii)	plus the consolidated Cash as of the Effective Date as shown in the Effective Date Financial Statements;
(iv)	plus the amount, if any, by which the consolidated Net Working Capital as of the Effective Date as shown in the Effective Date Financial Statements surpasses the Reference Net Working Capital; or
minus the amount, if any, by which the consolidated Net Working Capital as of the Effective Date as shown in the Effective Date Financial Statements falls short of the Reference Net Working Capital.

4.1.2

Final Loan and Cash Pool Receivables Purchase Price. The final purchase price for the Shareholder Loans (the “Final Loan Purchase Price”) shall equal the Closing Date Shareholder Loan Balances as of the Effective Date as shown in the Effective Date Financial Statements. The final purchase price for the Cash Pool Receivables (the “Final Cash Pool Receivables Purchase Price”) shall equal the Closing Date Cash Pool Balances as of the Effective Date as shown in the Effective Date Financial Statements. The aggregate of the Final Share Purchase Price and the Final Loan Purchase Price and the Final Cash Pool Receivables Purchase Price is herein referred to as the “Aggregate Final Purchase Price”.

4.2	Estimated Purchase Prices for Share and Shareholder Loans and Cash Pool Receivables

4.2.1

Aggregate Estimated Purchase Price. On the Scheduled Closing Date, Buyer shall pay in accordance with the provisions of Section 6.5(iv) a Euro amount which is equal to the aggregate of (the “Aggregate Estimated Purchase Price”)

(i)	the amount which is equal to the Estimated Share Purchase Price,

plus

(ii)	the amount which is equal to the Estimated Loan Purchase Price,

plus

(iii)	the amount which is equal to the Estimated Cash Pool Receivables Purchase Price.

4.2.2

Good Faith Estimates. No later than five (5) Business Days prior to the Scheduled Closing Date, the Seller shall provide the Buyer with a written notice containing the Seller’s good faith estimates as of the Scheduled Closing Date of

(i)

the amount of the Final Share Purchase Price (i.e., the Cash/Debt Free Price less an estimate of the Financial Debt, plus an estimate of the Cash, and either less or plus (as applicable) an estimate of the amount, if any, by which the Net Working Capital falls short or exceeds the Reference Net Working Capital) (such amount the “Estimated Share Purchase Price”);

(ii)	the Final Loan Purchase Price (i.e., an estimate of the Closing Date Shareholder Loan Balance) available to the Company’s management (such amount the “Estimated Loan Purchase Price”); and
(iii)

the Final Cash Pool Receivables Purchase Price (i.e., an estimate of the Closing Date Cash Pool Balance) available to the Company’s management (such amount the “Estimated Cash Pool Receivables Purchase Price”).

4.2.3

Payment of Aggregate Estimated Purchase Price. On the Scheduled Closing Date, subject to and in accordance with the provisions of Sections 4.6.1 and 6.5, Buyer shall discharge the Aggregate Estimated Purchase Price with releasing effect by payment into the Seller’s Account.

4.3	Settlement Payments after Closing

4.3.1

If on the basis of the Effective Date Financial Statements (as finally determined in accordance with Section 5) the Aggregate Final Purchase Price exceeds the Aggregate Estimated Purchase Price, Buyer shall pay to Seller within five (5) banking days after the Effective Date Financial Statements have become final and binding on the Parties in accordance with Section 5 the amount by which the Aggregate Final Purchase Price exceeds the Aggregate Estimated Purchase Price.

4.3.2

If on the basis of the Effective Date Financial Statements (as finally determined in accordance with Section 5) the Aggregate Estimated Purchase Price exceeds the Aggregate Final Purchase Price, Seller shall pay to Buyer within five (5) banking days after the Effective Date Financial Statements have become final and binding on the Parties in accordance with Section 5 the amount by which the Aggregate Estimated Purchase Price exceeds the Aggregate Final Purchase Price. Any such adjustment payments under Section 4.3.1 or Section 4.3.2 are herein referred to as “Purchase Price Adjustments”.

4.4	Definitions
(i)	“Effective Date” shall be 00:01 hours CET on July 1, 2017 if Closing occurs in July 2017 otherwise on the Closing Date.
(ii)	“Financial Debt” shall be calculated in a manner consistent with Exhibit 4.4, in the same manner in which this summary is customarily prepared, using the line items referenced in the definition of Financial Debt in the Exhibit. In case of an accounting line item in the Effective Date Financial Statements that was not in Exhibit 4.4, this item shall only be accounted for as Financial Debt if it falls under the following items:

(a)	any loans, facilities, overdrafts or used lines of credit owed to banks and other financial institutions);
(b)

any liabilities towards the Seller and/or any of its Related Parties and/or their respective Representatives, except for liabilities to other Group Entities and for liabilities qualifying as trade accounts payable, including in any event under loans granted by the Seller and/or its Affiliates (in particular under the Shareholder Loans and under the Cash Pool Agreement) except for loans granted by the Group Entities;

(c)	any bonds of any nature, including convertible bonds, bonds with attached warrants;
(d)	any promissory notes and commercial papers;
(e)

the present value (Barwert) of the payment obligations under any financing leases, sale and lease back transactions and hire purchase contracts that has been or, in accordance with IFRS is required to be, recorded as capital lease;

(f)	any amounts owed to Governmental Authorities for the repayment of subsidies and other public grants (including obligations triggered as a result of the transactions contemplated under this Agreement);
(g)	any deferred payments for the acquisition of fixed assets due to extension agreements;
(h)	any financings based on receivables such as factoring, securitization of assets and discounted trade receivables;

(i)	any financial products (in particular derivatives) such as options, swaps, hedges and futures;
(j)	any declared/resolved but unpaid dividends;
(k)	any liabilities as a result of or in connection with the redemption, purchase or repayment of any Equity Interests or any other return of capital;
(l)	to the extent they are not covered in the Net Working Capital calculation:
i.

any non-current liability (including for Taxes) arising as a result of or in connection with management participation plans or schemes, management equity participation plans or schemes or similar plans or schemes for the current or former employees or other Representatives of the Group Entities irrespective of whether implemented at the level of a Group Entity or at the level of Seller or any of its Related Parties;

ii.

any liabilities (i) towards director, officers, employees, board members or other Representatives of the Group Entities for transaction expenses, or (ii) towards any adviser, broker, finder fees and expenses owed or incurred by any Group Entity as a result of, in connection with, with a view to or in preparation of this Agreement and/or the transactions contemplated hereunder;

(m)	any borrowings due to Seller, including the Shareholder Loans and borrowings under the Cash Pooling, and;
(n)

any other interest bearing financial debt, such as bonds, promissory notes, commercial papers or loans from third parties other than banks, the Seller or its Affiliates (except for liabilities vis-à-vis a Group Entity);

(iii)

“Cash” shall be calculated in a manner consistent with Exhibit 4.4, in the same manner in which this summary is customarily prepared. In case of an accounting line item in the Effective Date Financial Statements that was not in Exhibit 4.4, Cash and cash equivalents shall be calculated in accordance with EU-IFRS (excluding, in any event, any Trapped Cash).

(iv)

“Net Working Capital” shall be calculated in a manner consistent with Exhibit 4.4, in the same manner in which this summary is customarily prepared, using the line items referenced in the definition of Net Working Capital in the Exhibit. In case of an accounting line item in the Effective Date Financial Statements that was not in Exhibit 4.4, this item shall only be accounted for as Net Working Capital if it falls under the following items:

(a)	all inventory, including raw materials consumable and supplies; all work in progress, all finished goods, all goods of merchandise; and any other inventory account;
(b)	prepayments by any Group Entity on accounts of a supplier or for any expenses of a Group Entity;
(c)	accounts receivable including receivables due from 3rd parties for the sale of goods and services or contract work and receivables from affiliates and Seller and its Affiliates; and

(d)	all other current assets (excluding Cash)

less the aggregate of:

(e)	trade accounts payable, including payables for goods and services (but excluding audit fees pursuant to Section 20) due to both third parties and affiliates;
(f)	other current provisions, such as the provisions for staff, sales and distribution or other current provisions;
(g)	other accrued liabilities, including accruals related to employees, suppliers or other parties;
(h)	prepayments received from customers; and
(i)	all other current liabilities (excluding Financial Debt)

in each case unless the respective receivable or payable constitutes Cash or Financial Debt.

(v)	“Reference Net Working Capital” shall mean an amount equal to EUR 11.750.000,00 (in words: Euro eleven million and seven hundred-fifty thousand).

4.5	Clarification

Any reference in this Section 4 to the Effective Date Financial Statements is a reference to the Effective Date Financial Statements established in accordance with and as finally determined (i.e., having become final and binding on the Parties) pursuant to the provisions of Section 5.

4.6	General Rules for Payments

4.6.1

Modes of Payment and Bank Accounts. Any payments under this Agreement shall be made by wire transfer in immediately available funds, value as of the relevant due date and free of bank and other charges (other than those, if any, of the recipient’s bank), to the bank account of the entitled Party set forth in Exhibit 4.6.1 or to such other bank account as the entitled party has designated by written notice to the obligated party at least three (3) Business Days in advance (the “Seller’s Account”).

4.6.2

Payment Confirmations. Each Party shall instruct the bank designated by it for the receipt of any payments under this Section 4 to provide the Party making the payment immediately upon receipt of the payment by email or telefax with a written confirmation of receipt (a “Payment Confirmation“).

4.6.3

Interest. Any delayed (Verzug) payment under or in connection with this Agreement, shall bear interest at a rate of nine (9) per cent per annum from (but excluding) the respective due date up to but not including the date on which payment is received.

4.7

Liquidated Damages. If Buyer fails to pay the Aggregate Estimated Purchase Price latest within three (3) Business Days following the Scheduled Closing Date although it has become due and payable (including as a result of the Closing Condition having been fulfilled or waived and all other Closing Actions having been taken or waived), Buyer shall be obligated to pay to Seller liquidated damages (pauschalierten Schadensersatz) in the amount of EUR 7,500,000.00 (in words: Euro seven million five hundred thousand) in lieu of specific performance or other legal remedies for failing to close. For the avoidance of doubt, upon receipt of such payment by Seller, Buyer shall have no further obligations or liabilities under or in connection with this Agreement and/or the other Transaction Documents and this Agreement and such other Transaction Documents shall be deemed terminated by mutual consent.

5.	Effective Date Financial Statements

5.1	Preparation of Effective Date Financial Statements

5.1.1

Preparation by the Company. Buyer shall procure that the Company prepares within ninety (90) days of the Closing Date consolidated financial statements of the Group Entities as of the Effective Date (the “Effective Date Financial Statements”) consisting of

(i)	a balance sheet (Bilanz);
(ii)	a profit and loss statement (Gewinn- und Verlustrechnung);
(iii)	a statement of cash-flows;
(iv)	notes (Anhang); and
(v)	derived from the foregoing ((i) through (iv)) a statement (the “Purchase Price Determination Statement”) setting forth
(a)	the Financial Debt;
(b)	the Cash;
(c)	the Net Working Capital and the amount by which the Net Working Capital exceeds or falls short of the Reference Net Working Capital;
(d)	the Final Share Purchase Price;
(e)	the Final Loan Purchase Price;
(f)	the Final Cash Pool Purchase Price;
(g)	the Aggregate Final Purchase Price.

The Effective Date Financial Statements shall be prepared in the English language and (with respect to the balance sheet, profit and loss statement, statement of cash-flows and the notes forming part thereof) in accordance with IFRS pursuant to the same regulations and principles as apply to consolidated annual IFRS financial statements in general. Any election rights under applicable IFRS on whether to include and how to value items in the Effective Date Financial Statements (Bilanzierungs- und Bewertungswahlrechte) shall be exercised on a basis consistent with past practice of the Group Entities, if and to the extent such practices were compliant with IFRS. The Effective Date Financial Statements shall be reviewed (prüferische Durchsicht) by Company’s auditor once they have been prepared by the Company.

5.1.2

Review by Buyer and Seller. Buyer shall procure that the Company submits the Effective Date Financial Statements within the period set forth in Section 5.1.1 plus time which was used for the auditor´s review to Buyer and Seller for review and shall procure that the Group Entities make available to Buyer, Seller and their professional advisers all documents and other data reasonably required by them to review the Effective Date Financial Statements.

5.1.3

Failure to Prepare and Submit the Effective Date Financial Statements. If the Company fails to prepare and submit to the auditor for review the Effective Date Financial Statements within the period set forth in Section 5.1.1, Seller shall have the right to prepare the Effective Date Financial Statements and shall be entitled to inform Buyer in writing that it exercises such right. Buyer shall make available, and procure that the Group Entities make available, to Seller and its professional advisers all documents and other data reasonably required by them to prepare the Effective Date Financial Statements. Seller shall prepare the Effective Date Financial Statements within sixty (60) days as of the date on which the documents and other data reasonably required by Seller and its professional advisers for the preparation of the Effective Date Financial Statements are provided to them. Buyer shall notify Seller in writing of the commencement of such period, which shall be deemed to be accepted by Seller unless Seller objects in writing within ten (10) days of receipt of such written notification. If Seller fails to submit the Effective Date Financial Statements to the auditor for his review within such period, Seller shall lose its right to prepare the Effective Date Financial Statements and Buyer shall be required to procure that the Company prepares the Effective Date Financial Statements pursuant to Section 5.1.1 within a further period of sixty (60) days. If the Effective Date Financial Statements are prepared by Seller in accordance with this Section 5.1.3, only Buyer shall have the right to review and object pursuant to Section 5.1.4.

5.1.4

Objections of Buyer or Seller. Any objections of Buyer or Seller to the Effective Date Financial Statements must be stated within thirty (30) days of receipt of the Effective Date Financial Statements by providing the respective other Party with (i) a written statement of objections, specifying in reasonable detail the grounds for the objections; and (ii) a revised version of the Effective Date Financial Statements (the “Revised Effective Date Financial Statements”) taking such objections into account. If and to the extent that a Party does not state its objections in accordance with the requirements of this Section 5.1.4, the Effective Date Financial Statements shall with the expiration of such period be final and binding upon such Party (without prejudice to any objections made by the other Party).

5.1.5

Costs. The costs for the preparation of the Effective Date Financial Statements shall be borne by the Company and must not be accounted for in the Effective Date Financial Statements. The costs for the review of the Effective Date Financial Statements by the Company’s auditor shall be borne by the Seller. Each Party shall bear the costs of its own review of, and preparation of objections to, the Effective Date Financial Statements and preparation of the Revised Effective Date Financial Statements.

5.2	Resolution of Disputes

5.2.1

Appointment of Neutral Auditor. In case of any objections of either Party to the Effective Date Financial Statements in accordance with the requirements of Section 5.1.4, the Parties shall attempt in good faith to resolve such objections. If the Parties cannot resolve such objections within thirty (30) days of receipt by a Party of the other Party’s written statement of objections and the Revised Effective Date Financial Statements, either Party may present the matter to Roever Broenner Susat Mazars GmbH & Co. KG Wirtschaftsprüfungsgesellschaft Steuerberatungsgesellschaft to be jointly mandated by the Parties (the “Neutral Auditor”). The Parties shall jointly instruct the Neutral Auditor to decide the issues in dispute in accordance with the provisions of this Agreement.

5.2.2

Scope of Decisions of Neutral Auditor. Unless jointly instructed otherwise by the Parties, the Neutral Auditor shall limit its decisions to the issues in dispute, but shall on the basis of such decisions and the undisputed parts of the Effective Date Financial Statements determine the Effective Date Financial Statements in their entirety. In respect of the issues in dispute, the decisions of the Neutral Auditor shall fall between the positions taken by the Parties. To the extent necessary, the Neutral Auditor shall also be entitled to decide on the interpretation of this Agreement. The Neutral Auditor shall act as an expert (Schiedsgutachter) and not as an arbitrator.

5.2.3

Procedure. The Parties shall make available to the Neutral Auditor the Effective Date Financial Statements, the statements of objections, the Revised Effective Date Financial Statements and all other documents and other data reasonably required by the Neutral Auditor to make the required decisions and determination. The Neutral Auditor shall immediately submit copies of all documents and other data made available by a Party to the respective other Party. Before deciding on the issues put to it by the Parties, the Neutral Auditor shall grant the Parties the opportunity to present their respective positions, which shall include the opportunity of at least one oral hearing in the presence of both Parties and their professional advisers. The Parties shall instruct the Neutral Auditor to use its best efforts to deliver its written opinion with reasons for the decisions as soon as reasonably practical, but not later than within sixty (60) days of the issues in dispute having been referred to the Neutral Auditor. Except for manifest error or intentional fault, the Neutral Auditor’s decisions and the Effective Date Financial Statements (including the Purchase Price Determination Statement) as determined by the Neutral Auditor shall be final and binding upon the Parties for the purpose of determining the Final Share Purchase Price, the Final Loan Purchase Price and the Aggregate Final Purchase Price and their underlying components (except for any disputes on a breach of Seller’s covenants under Section 12 and its effect on the Effective Date Financial Statements, which dispute, in the absence of an amicable settlement by the Parties, shall be subject to being resolved by arbitration as provided for in Section 21.11).

5.2.4

Costs. The costs of the Neutral Auditor shall be borne by Seller and Buyer pro-rata to the amounts by which the Aggregate Final Purchase Price as determined by the Parties in their respective Effective Date Financial Statements deviates from the Aggregate Final Purchase Price set out in the Effective Date Financial Statements as determined by the Neutral Auditor.

6.	Closing Condition and Closing

6.1

Closing Condition. The obligation of the Parties to take the actions set out in Section 6.5 shall be subject to the following condition (the “Closing Condition”) which has been either fulfilled or waived by the Party entitled to exercise such waiver pursuant to Section 6.2:

The Seller has provided to the Buyer consolidated financial statements of the Company (including, for avoidance of doubt, all its Subsidiaries) for the fiscal year 2016, prepared in accordance with IFRS (including all necessary footnote disclosures) and audited by Deloitte GmbH Wirtschaftsprüfungsgesellschaft.

6.2

Waiver of Closing Condition. The Closing Condition may be waived in whole or in part by mutual written agreement of the Parties. Buyer may unilaterally waive in whole or in part the Closing Condition set forth in Section 6.1 by written notice to Seller. The effect of a waiver shall be limited to eliminating the need that the Closing Condition be fulfilled to proceed with the Closing, but shall not limit or prejudice any claims any Party may have with respect to any non-fulfillment of the Closing Condition under this Agreement or under applicable law.

6.3

Satisfaction of Closing Condition. Each Party shall use reasonable efforts to ensure that the Closing Condition will be fulfilled as soon as possible provided that the Seller shall be obliged to procure that the Closing Condition pursuant to Section 6.1 shall be satisfied by June 30, 2017 at the latest.

6.4

Withdrawal. In the event that the Closing Condition is not completely fulfilled or waived within six (6) months after the date of this Agreement, either Party may withdraw from this Agreement by written notice to the other Party, provided that if the non-fulfillment was a result of a breach of this Agreement by a Party seeking to withdraw, such Party shall not be entitled to withdraw on the basis of such non-fulfillment. Any purported withdrawal shall be deemed void and shall not have any effect if, at the time when the notice from the withdrawing Party is received by the other Party, the Closing Condition has been fulfilled or waived. In the event of a withdrawal neither Party shall have any obligation or liability towards the other Party under this Agreement, except that (i) any liability of a Party for damages already due on the date of withdrawal for a breach of this Agreement, (e.g., claims a Party may have on the basis of any circumstances relating to the non-fulfillment of the Closing Condition) and (ii) the provisions of Section 21 of this Agreement shall survive and remain in full force and effect and (iii) any real estate transfer taxes resulting from this Agreement or a withdrawal shall be borne by the Buyer.

6.5

Closing. The Parties intend to close on July 3, 2017 (the “Scheduled Closing Date”) if the Closing Condition is fulfilled by June 30, 2017.  If the Closing Condition is not fulfilled by June 30, 2017, the Scheduled Closing Date will be on the last day of the month during which the Closing Condition has been fulfilled or waived; or, in case the Closing Condition was fulfilled or waived later than on the 25th day of a month, on the last day of the month following the month during which the Closing Condition has been duly fulfilled or waived or such other day as may be mutually agreed by the Parties in writing. On the Scheduled Closing Date, the Parties shall meet at the offices of BLL, Richard-Strauss-Straße 24, 81677 Munich, Germany, or in such other location as mutually agreed upon by the Parties in writing, where the following actions (the “Closing Actions” which in their entirety, upon having been either taken or waived, shall constitute the “Closing”) shall be taken concurrently (Zug-um-Zug):

(i)

The Seller shall deliver to the Buyer a written certificate substantially in the form set forth in Exhibit 6.5(i) stating that, except as disclosed in such certificate, no Withdrawal Right Event has occurred or been revealed, it being understood that delivery of such certificate and the disclosures (if any) made or not made therein shall not discharge the Seller or in any way limit the Buyer’s rights under or with respect to any breaches of this Agreement or any Withdrawal Right Event revealed therein and shall not lead to a reversal of the burden of proof (Beweislastumkehr);

(ii)

The Parties shall enter into an assignment agreement (the “Assignment Agreement Shareholder Loans”) substantially in the form set forth in Exhibit 6.5(ii) providing for the assignment by the Seller of the Shareholder Loans to the Buyer;

(iii)

The Parties shall enter into an assignment agreement (the “Assignment Agreement Cash Pool”) substantially in the form set forth in Exhibit 6.5(iii) providing for the assignment by the Seller of the Cash Pool Receivables to the Buyer;

(iv)

Buyer shall pay in accordance with Section 4.2.1 the Aggregate Estimated Purchase Price by wire transfer (free of charges to the recipient) in immediately available funds (Gutschrift auf dem Verkäuferkonto);

(v)	The Seller shall cause the receiving bank of the Aggregate Estimated Purchase Price to confirm the receipt in form of the Payment Confirmation according to Section 4.6.2;
(vi)

The Seller shall deliver to the Buyer evidence satisfactory to the Buyer that the Company and the Seller have agreed on the termination of the Cash Pool Agreement with effect not later than the day before the Scheduled Closing Date;

(vii)

Seller shall deliver to Buyer the original of a duly executed power of attorney (Vollmacht) to adopt in the name and on behalf of Seller any shareholders’ resolutions of the Company, substantially in the form of the draft attached as Exhibit 6.5(vii);

(viii)

The Buyer shall deliver to Seller (i) the release of the directors, officers and employees of the Seller or its Affiliates from all claims – known or unknown, irrespective of legal basis – of the Buyer and the Group Entities to the extent permitted by law and (ii) the waiver of all rights (against directors, officers and employees of the Seller or its Affiliates) in respect of such claims, liabilities or other obligations, by issuing to Buyer a written statement substantially in the form of the draft statement attached as Exhibit 6.5(viii). The preceding sentence shall not apply if and to the extent (i) where such claim is reflected as an asset in the Effective Date Financial Statements, (ii) where the Group Entities have a claim against any director, officer or employee of the Seller or its Affiliates under a contractual relationship that exists as of the Closing Date, or (iii) the underlying facts of the Group Entities´ claim result from violations of criminal law (Strafrecht) or are based on wilful conduct (Vorsatz).

The date on which all Closing Actions have been taken or waived pursuant to Section 6.6 shall be the “Closing Date”.

6.6

Waiver of Closing Actions. Each Closing Action may be waived in whole or in part by mutual written agreement of the Parties. Buyer may unilaterally waive each of the Closing Actions set forth in Section 6.5 other than the Closing Action in Section 6.5(iv) by written notice to Seller. The effect of a waiver shall be limited to eliminating the need that the respective Closing Action is being taken at the Closing and shall not limit or prejudice any claims any Party may have with respect to any circumstances relating to such Closing Action not being taken pursuant to this Agreement.

6.7

Closing Confirmation. After all Closing Actions have been taken or waived, Seller and Buyer shall confirm in a written document, to be jointly executed (at least in duplicate) substantially in the form of the draft attached as Exhibit 6.7 (the “Closing Confirmation”) that the Closing Condition has been fulfilled or waived and that all Closing Actions have been taken or waived and that the Closing has occurred. For the avoidance of doubt, the legal effect of the Closing Confirmation shall be limited to serving as evidence that all Closing Actions have been taken or waived and that the Closing has occurred, but the execution of the Closing Confirmation shall not limit or prejudice the rights of the Parties arising under this Agreement or under applicable law.

6.8

Withdrawal. In the event that any Closing Action has not been taken or waived within ten (10) Business Days following the Scheduled Closing Date, either Party may withdraw from this Agreement by written notice to the other Party, provided that if the respective Closing Action not being taken is the result of a breach of this Agreement by the Party seeking to withdraw, such Party shall not be entitled to withdraw on the basis of such action not having been taken. Any purported withdrawal shall be deemed void and shall not have any effect if, at the time when the notice from the withdrawing Party is received by the other Party, all Closing Actions have been taken or waived. In the event of a withdrawal neither Party shall have any obligation or liability towards the other Party under this Agreement, except that (i) any liability of a Party for damages already due on the date of withdrawal for breaches of this Agreement (e.g. claims a Party may have on the basis of any circumstances relating to the Closing Actions not being taken) and (ii) the provisions of Section 21 of this Agreement shall survive and remain in full force and effect.

6.9

Additional Withdrawal Rights of Buyer. Buyer shall be entitled to withdraw from this Agreement in its entirety prior to or on the Closing Date in the event that between the Signing Date and (including) the Closing Date,

(i)

a material breach of the Seller’s Representations set forth in Section 7 and/or the covenants set forth in Section 12.1 has occurred or been revealed (the “Material Breaches”), without the Seller having fully (for the avoidance of doubt, without limitation by the provisions of Section 9) cured such breach at the latest on the Scheduled Closing Date, and/or civil, criminal or administrative actions, suits, investigations or other legal proceedings (including, without limitation, disputes with or administrative proceedings initiated by Governmental Authorities) (the “Proceedings”) have been initiated, become pending or threatened in writing against any of the Group Entities (other than – for the avoidance of doubt – the actions, suits, investigations or other proceedings already disclosed in Exhibit 7.12), provided that the value in dispute (in the aggregate for all Material Breaches and Proceedings) is in excess of EUR 25,000,000.00 (in words: Euro twenty five million).

(ii)	an order, judgment, writ, injunction or decree of any Governmental Authority binding on the Buyer or the Seller prohibits the consummation of the transactions contemplated hereunder; or
(iii)	an insolvency, or bankruptcy proceedings have been opened or applied for by the Company over the assets of any Group Entity;

((i) through (iii) collectively the “Withdrawal Right Events” and each a “Withdrawal Right Event”).

7.	Warranties of Seller

Seller hereby warrants to Buyer in the form of an independent promise of guarantee (selbständiges Garantieversprechen) within the meaning of section 311 of the BGB that the following statements in this Section 7 (collectively the “Seller’s Warranties” and each a “Seller’s Warranty”) are true and correct, in each case as of the Signing Date and as of the Closing Date, unless it is specifically provided for that a statement shall be made (i.e., be true and correct) as of a different date or additional date in which case the warranty shall be made as of such different date or additional date, whereby it is understood by the Parties that (i) Seller shall be liable for any breaches of the warranties in this Section 7 irrespective of any fault of Seller (verschuldensunabhängig); (ii) Seller’s liability shall be subject to the modalities and limitations (including, without limitation, the De Minimis Amount, Threshold, Warranty Cap) and the procedural and time limitations as set forth in Section 8 and Section 9; and (iii) in view of these modalities and limitations the warranties shall neither constitute a quality agreement (Beschaffenheitsvereinbarung) within the meaning of section 434 para. 1 BGB, nor a warranty of condition (Beschaffenheitsgarantie) within the meaning of section 444 BGB but a contractual liability regime of its own kind (vertragliches Haftungsregime sui generis).

7.1	Status of Seller

7.1.1

Corporate Status; Due Authorization. Seller has been duly established and is validly existing as a limited liability company (Gesellschaft mit beschränkter Haftung) under the laws of Germany. Seller has the unrestricted right, power, authority and capacity to execute and consummate this Agreement and the other Transaction Documents and the transactions contemplated herein and therein. All required approvals of any corporate bodies of Seller have been given.

7.1.2

No further Approvals; No Breach. The execution and performance of this Agreement and the other Transaction Documents (i) require no approval or consent or waiver to be obtained neither by Seller nor by any of the Group Entities from any Governmental Authority or third party (and no notice or filing by Seller or a Group Entity to any such authority or third party is required in connection with such execution or performance), (ii) do not violate any applicable law or any decision by any court or other Governmental Authority binding on Seller or any of the Group Entities, and (iii) do not constitute a breach or trigger an acceleration right or other disadvantage under any agreement or constitutional document by which Seller or any Group Entity is bound. There is no action, suit, investigation or other proceeding pending or threatened against or affecting Seller or any Group Entity before any court or arbitrator or other Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the execution or consummation of this Agreement or the other Transaction Documents or the transactions contemplated herein or therein.

7.1.3

No Insolvency. No insolvency or similar proceedings have been, or have been threatened to be, opened over the assets of Seller or applied for, and there are no circumstances that would require or justify the opening of or application for such proceedings. Seller is neither illiquid (zahlungsunfähig) nor over-indebted (überschuldet). No circumstances relating to the sphere of Seller exist according to any applicable bankruptcy, insolvency or other laws which would justify the avoidance (Insolvenzanfechtung) of this Agreement or the other Transaction Documents and the transactions contemplated hereunder and thereunder.

7.1.4

Legal, Valid and Binding Obligations. This Agreement constitutes and all other documents executed or to be executed by Seller and/or its Related Parties under or in connection with this Agreement (in particular all Transaction Documents) will, when executed, constitute legal, valid and binding obligations of Seller and/or such Related Parties enforceable in accordance with their terms.

7.2	Status of the Group Entities

7.2.1

Corporate Status. The information in Background (A) and (B) and in Sections 2.1 through 2.5 (and the pertaining Exhibits) is complete and correct. Each Group Entity and the Minority Entity has been duly established and is validly existing as the type of Legal Entity stated in Background (A) and (B) and Sections 2.1 through 2.5 (and the pertaining Exhibits) under the laws of its jurisdiction. Each Group Entity has the unrestricted right, power, authority and capacity to own its assets and to conduct its business as conducted. At no time have events occurred with respect to any of the German Group Entities that would qualify as a so-called new economic formation (wirtschaftliche Neugründung) under German law.

7.2.2

No Insolvency. No insolvency, bankruptcy, reorganization, liquidation, or similar proceedings have been, or have been threatened to be, opened or applied for over the assets of any Group Entity and there are no circumstances that would require the opening of or application for such proceedings. No Group Entity has entered into any moratorium agreement or similar agreement with its creditors. No Group Entity’s assets have been subject to in the last twelve (12) months or are at the date hereof subject to any foreclosure, execution or enforcement proceedings for an amount of EUR 200,000.00 (in words: Euro two hundred thousand). For the avoidance of doubt, the Buyer is aware that the Company has been funded on a day-to-day basis through the Cash Pool Agreement and requires a replacement of such funding after Closing.

7.2.3

Group Structure. The Equity Interests in the Group Entities and the Minority Entity are held as stated in Sections 2.2 and 2.3. Other than the Equity Interests referred to in Section 2.3 (i.e., other than the Subsidiary Interests and the Minority Interests), none of the Group Entities (i) holds any Equity Interests in any Legal Entities (or is required to acquire any such Equity Interests); or (ii) is a party to (or required to enter into) any agreement that grants any Person any rights with respect to the corporate governance or profits (or a portion thereof) of a Group Entity, including enterprise agreement (Unternehmensvertrag) within the meaning of section 291 et seq. AktG, silent partnership agreements (stille Beteiligungsverträge) or any similar or equivalent agreement under the laws of any jurisdiction. Except for the Share and except for the Subsidiary Interests, no Person holds direct or indirect participations or interests of whatever kind in (or options, warrants or other convertible securities with respect to) any of the Group Entities, and there are no other claims of third parties with respect to such participations.

7.2.4

Corporate Documents. As of the Signing Date, the documents attached as Exhibit 7.2.4 are authentic and complete copies of the respective Corporate Documents and accurately reflect the current corporate status of the Group Entities. No resolutions or other statements to amend the Corporate Documents have been made, no side agreements thereto exist and no filings with any commercial register (or with an equivalent corporate authority) in respect of any Group Entity are pending. No shareholders’ or partners’ resolution of any Group Entity is void or has been challenged (angefochten) or threatened to be challenged by any shareholder or partner of such Group Entity or any third party.

7.2.5

No Cross-Liability. Neither the Company is with respect to any of the Subsidiaries or the Minority Entity, nor is any Subsidiary with respect to the Minority Entity under an obligation (i) to make additional capital contributions (Nachschusspflicht) or other payments to them unless such payments are owed in accordance with an agreement, which provides for arm’s length terms, (ii) to compensate, absorb or participate in their losses, (iii) to guarantee, collateralize or indemnify their liabilities or obligations (or their payments or performances), including by granting a security interest in their respective assets, or (iv) to grant any financial assistance to them (including under comfort letters or as a result of subordination agreements for their benefit), provided that the actions listed in (iii) and (iv) above shall be permissible if performed in the ordinary course of business.

7.3	Shares and Subsidiary Interests and Shareholder Loans

7.3.1

Issuance of and Title to the Share and Subsidiary Interests. The Share and the Subsidiary Interests have been validly issued in compliance with applicable law. Seller holds full and unrestricted legal and beneficial title of ownership (uneingeschränkte rechtliche und wirtschaftliche Inhaberschaft) to the Share, and the Company holds full and unrestricted legal and beneficial title of ownership to the Subsidiary Interests, all as set forth in Section 2. The Share and the Subsidiary Interests are free and clear of any liens, they are in particular not pledged (verpfändet), attached (gepfändet), or otherwise encumbered (belastet) with any third party rights and are not subject to any (i) trust arrangement (Treuhandverhältnis), silent partnership (stille Beteiligung), sub-participation (Unterbeteiligung) or similar arrangement or any restriction; (ii) pending transfer or other disposition (Verfügung); (iii) sale, contribution or other contractual arrangement creating an obligation to transfer; or (iv) shareholders’ resolution providing for their redemption (Einziehung).

7.3.2

No Other Interests. The Share constitutes the entire issued share capital of the Company, and the Subsidiary Interests constitute the entire issued share capital of the Group Entities, all as set forth in Section 2. No Person (neither Seller, nor any Seller’s Affiliate, nor any third party) has any pre-emptive right (Vorkaufsrecht), right of first refusal (Vorerwerbsrecht), subscription right (Bezugsrecht), option right (Optionsrecht), conversion right (Wandlungsrecht) or similar right in respect of the Share or the Subsidiary Interests. There are no agreements which require the allotment, issue or transfer of any debentures in or securities of the Group Entities.

7.3.3	Contributions. The Shares and the Subsidiary Interests and the Minority Interest are fully paid up and have not been repaid or returned.

7.3.4

Shareholder Loans. As of the Signing Date, the statements in Section 2.5 with respect to the Shareholder Loans are correct and complete. Seller has valid legal title to and is the sole and unrestricted legal and beneficial owner of the payment and other claims and ancillary and other rights, including claims for accrued and unpaid interest, under the Shareholder Loans. The payment and other claims and ancillary and other rights under the Shareholder Loans are free and clear of any third party rights, in particular not pledged (verpfändet), attached (gepfändet), or otherwise encumbered (belastet) with any third party rights and are not subject to any (i) trust arrangement (Treuhandverhältnis), silent partnership (stille Beteiligung), sub-participation (Unterbeteiligung) or similar arrangement or any restriction or obligation relating to the exercise of any rights thereunder; (ii) pending transfer or other disposition (Verfügung); or (iii) sale, contribution or other contractual arrangement creating an obligation to transfer or encumber (including pre-emptive rights, rights of first refusal, options, subscription rights or rights of any Person to purchase or acquire).

7.3.5	No Pending Business Transactions. No Group Entity is a party to any agreement relating to the acquisition or sale of, or an economically equivalent transaction involving, any Interests in other Legal Entities or any business (Betrieb) or parts thereof (Betriebsteile), other than agreements where the material obligations (Hauptleistungspflichten) have already been fully performed by all parties thereto and set forth in Exhibit 7.3.5.

7.4	Related Party Agreements

7.4.1

Status. Exhibit 7.4.1 contains, as of the Signing Date, a complete list of all agreements between any of the Group Entities on the one hand and the Seller or any of its Related Parties on the other (the agreements required to be disclosed under this Section 7.4.1 the “Related Party Agreements”). Complete copies of all Related Party Agreements have been delivered to the Buyer prior to the Signing Date.

7.4.2

No Claims. Except for ordinary course of business claims (i.e., other than claims for breach or default) under those Related Party which are disclosed in Exhibit 7.4.1, neither the Seller nor its Related Parties have any claims against the Group Entities.

7.5	Financial Statements

7.5.1

Financial Statements. The Seller has delivered to the Buyer before Signing this Agreement for the last two fiscal years (ending on December 31, 2016 and on December 31, 2015) (i) complete copies of the consolidated financial statements of the Company consolidating the Company and the Group Entities (each including a balance sheet (Bilanz), profit and loss statement (Gewinn- und Verlustrechnung), statement of cash-flows and for the last fiscal year including all necessary footnote disclosures in accordance with IFRS), (ii) except for W.O.M. World of Medicine Asia Ltd. complete copies of the individual Group Entities financial statements (each including a balance sheet (Bilanz), profit and loss statement (Gewinn- und Verlustrechnung), for the Company and the German subsidiary notes (Anhang) and for the Company the business report (Lagebericht)) and (iii) for the W.O.M. World of Medicine Asia Ltd. for the fiscal year ending on December 31, 2015 a balance sheet (Bilanz), profit and loss statement (Gewinn- und Verlustrechnung) and a statement of cash-flows (collectively the “Warranted Financial Statements” and the consolidated statements for the fiscal year ending on December 31, 2016 the “Warranted 2016 Financial Statements”), true and complete copies of which are attached hereto as Exhibit 7.5.1. Except as set forth in Exhibit 7.5.1 or disclosed in the Warranted Financial Statements, the Warranted Financial Statements have been prepared (as applicable) either in accordance with the generally accepted accounting principles and statutory law as applicable in the respective jurisdiction or IFRS, in each case as applied on a basis consistent with the principles used in the preparation of the relevant statements for the preceding financial year (including the consistent use of any discretionary rights - Bilanz- und Bewertungswahlrechte). In consideration of these principles, laws and standards, the Warranted 2016 Financial Statements present a true and fair view of the net assets, financial position, cash-flows and results of operations (Vermögens-, Finanz- und Ertragslage) of the relevant Group Entities or Group Entity as of and for the financial year ending on, December 31, 2016 respectively.

7.5.2	Books and Records. All books and records (including, without limitation, accounting and tax records) of the Group Entities have been properly kept in accordance with applicable law and accurately reflect all transactions that are required to be reflected therein pursuant to any applicable law and accounting principles. Such books and records are in the unrestricted possession of the Group Entities.

7.6

Conduct of Business since December 31, 2016. Except as disclosed in Exhibit 7.6, since December 31, 2016 through the Signing Date there has not been (and neither the Group Entities nor the Seller have incurred any obligation with respect to):

(i)

any action or transaction requiring a shareholders’ approval of the Company whether under statutory law or the Corporate Documents of the Company, except the approval of the annual accounts 2016 and eventual declarations and payments of dividends;

(ii)	the appointment, promotion or dismissal of any directors or officers or other Key Employees of the Company or any Subsidiary;
(iii)	any waiver of claims of a Group Entity against any current or former Director or Officer Entities except the ordinary annual shareholder resolutions of discharge;
(iv)	changes to the employment terms or severance terms of employees, other than normal salary increases in the ordinary course of business, consistent with past practice;
(v)

any entering into, termination of or amendment (other than non-material amendments in the ordinary course of business, consistent with past practice) to any Material Agreement, Employee Benefits or Related Party Agreement by or affecting any Group Entity;

(vi)

any proceeding with the Orlando Project, i.e. acquire property in Orlando, Florida or enter into any obligation in relation with founding a new production plant in the Orlando, Florida area including making any expenditure in relation thereto;

(vii)	any increase of intercompany debt between the Group Entities by an amount exceeding EUR 2,000,000.00 (in words: Euro two million);
(viii)	any capital expenditures in excess of EUR 2,000,000.00 (in words: Euro two million) in the aggregate;
(ix)	entering into any transaction that is not on arm’s length terms.

7.7	Assets

7.7.1

Recorded Assets. The Group Entities are the owners of all fixed assets (Anlagevermögen) and of all current assets (Umlaufvermögen) (collectively the “Assets”) which have been included in the Warranted 2016 Financial Statements, except for the Assets (i) which have been disposed of since the date of such financial statements in the ordinary course of business consistent with past practice; (ii) low value assets (Geringwertige Wirtschaftsgüter) or (iii) the loss of which has been disclosed in Exhibit 7.7.1.

7.7.2

No Encumbrances. The Assets and all other assets of the Group Entities (whether real, personal, tangible or intangible) are not encumbered with any rights of any Person (including without limitation any rights of Seller or Seller’s Affiliates or third parties) except for (a) customary retention of title rights (Eigentumsvorbehalte), liens, pledges or other security rights in favor of suppliers, mechanics, workmen, carriers and the like granted in the ordinary course of business; (b) security rights of any kind granted to banks, in respect of Financial Debt shown in the Financial Statements; (c) statutory liens and other statutory security rights in favor of tax authorities or other governmental entities; (d) other encumbrances as shown in Exhibit 7.7.2; and (e) easements granted in the ordinary course of business.

7.7.3

Required Assets. The Group Entities are not using any tangible assets of significance, which current market value exceeds EUR 1,000,000.00 (in words: Euro one million) for the conduct of business which they do not own or do not have valid leasehold interests or licenses in or other contractual rights of use in.

7.8	Employees

7.8.1

Directors; Officers; Material Employees. Exhibit 7.8.1 includes for the Company a correct and complete list of its managing directors (Geschäftsführer) and senior vice presidents as well as employees with an annual base compensation of EUR 150,000.00 (in words: Euro one hundred-fifty thousand) or more and their respective employment or service agreements. As of the Signing Date, no notice of termination of the employment of any senior vice presidents or managing directors (Geschäftsführer) has been given.

7.8.2

Employee Benefits. Exhibit 7.8.2 includes for the Company a correct and complete list of all agreements and other commitments, whether of  collective nature or any commitments based on works custom (betriebliche Übung), regarding employee benefits such as anniversary, holiday or jubilee payments, bonuses, profit participation or other variable remuneration elements and stock options, stock appreciation rights, profit participation schemes or similar rights, any and all pension commitments for former or current directors and officers or employees (the ”Employee Benefits“). Such list correctly states the legal basis for the Employee Benefits and the nature of the respective agreements or other commitments.

7.8.3	Headcount. As of the Signing Date, Exhibit 7.8.3 sets forth a true complete list of each Group Entity’s number of employees (Arbeitnehmer) and freelancers.

7.8.4

Contributions. The Group Entities have fully complied with all withholding and/or reporting obligations with regard to social contributions on all salary and other taxable fringe benefits as well as with regard to social security contributions (Sozialversicherungsbeiträge).

7.9	Material Agreements

7.9.1

Exhibit 7.9.1 contains, as of the Signing Date, a true and complete list of all Material Agreements to which the Group Entities are party (and under which the contractual obligations have not been completely fulfilled or in case of (i) below under which any material liability exists). For purposes of this Agreement “Material Agreements” means any of the following agreements:

(i)	agreements relating to the acquisition or sale of interests in other companies, businesses or real estate;
(ii)	agreements with the ten (10) largest customers of the Group Entities;
(iii)	agreements with the five (5) largest suppliers of the Group Entities;

(iv)

guarantees, indemnities, suretyships and other agreements granting any security interest (including, without limitation, in assets of a Group Entity) for any payment or performance of any Person other than a Group Entity and any comfort letters or subordination agreements;

(v)	agreements that provide for an exclusivity arrangement with customers or suppliers or limit the freedom of any Group Entity to operate with regard to any geographic area or line of business;
(vi)

agreements which provide for any of the following in connection with or as a result of any change of control of any Group Entity or in connection with this Agreement and the transactions contemplated hereunder: (1) any consent requirement, (2) the termination or modification of the agreement or a right of the other party to terminate, modify or renegotiate the agreement, or (3) any option or similar right of the other party;

(vii)

consultancy agreements under which a Group Entity receives services if the consultancy agreements have had an annual expense of EUR 100,000.00 (in words: Euro one hundred thousand) or more in 2016 or are projected to have an annual expense of EUR 100,000.00 (in words: Euro one hundred thousand) or more in 2017 and provide for termination periods longer than six months; and

(viii)

agreements with third parties other than customers, suppliers or consultants of the Group Entities under which a Group Entity has had an annual expense of EUR 250,000.00 (in words: Euro two hundred-fifty thousand) or more in 2016 or are projected to have an annual expense of EUR 250,000.00 (in words: Euro two hundred-fifty thousand) or more in 2017.

7.9.2

Legal Status. All Material Agreements are in full force and effect at the date hereof and, except as disclosed in Exhibit 7.9.2, none of the 5 largest customers set forth in Section 7.9.1(ii) or the largest supplier set forth in Section 7.9.1(iii) has to Seller´s Best Knowledge indicated to Seller or any Group Entity that it intends to terminate or reduce its business dealings with respect to any such Material Agreement. As of the date hereof, no notice of termination in text form has been given with respect to any Material Agreement.

7.10	Real Estate

7.10.1

Owned Real Estate. Exhibit 7.10.1 includes for the Group Entities a correct and complete list (or respective land register excerpts) of all real estate owned or co-owned by any of them, or subject to an inheritable building right (Erbbaurecht), in-rem lease (Dauernutzungsrecht) or similar right in their favor, which correctly states for each such piece of real estate the location, applicable land register or other identification data, size, type of legal title, co-owners, if any, and encumbrances (the real estate listed or to be listed in Exhibit 7.10.1 the “Owned Real Estate”).

7.10.2	Leased Real Estate. Exhibit 7.10.2 includes for the Company a correct and complete list of all real estate leased by the Company from any third party.

7.10.3

Orlando Project. The Group Entities have neither directly nor indirectly acquired land in Orlando, Florida nor entered into contractual or incurred any other obligations thereto which have not been settled at the latest one day prior to Closing.

7.11	IP Rights and Business IT

7.11.1

IP Rights; Registered IP Rights. As of the Signing Date, Exhibit 7.11.1 includes for the Group Entities a correct and complete list of all patents, utility models (Gebrauchsmuster), registered designs (Geschmacksmuster), trademarks (Marken), copyrights, trade, business and domain names, Software protection rights and other intellectual property rights (gewerbliche Schutzrechte) and applications with respect to such rights (the “IP Rights”) owned by and/or (where applicable) registered for or applied for registration on behalf of any of the Group Entities and correctly states for each such IP Right the type, subject matter, owner(s), registered owner(s), applicable register or other identification data and encumbrances (the IP Rights listed or to be listed in Exhibit 7.11.1 the “Registered IP Rights”). Except as shown in Exhibit 7.11.1, the Group Entities have not entered into license agreements as licensor with respect to any of the IP Rights.

7.11.2

Maintenance. All documents and instruments necessary to perfect the rights of Group Entities in the Registered IP Rights have been validly executed, delivered, and filed in a timely manner with the appropriate authority and are properly maintained.

7.11.3

Licensed IP Rights. As of the Signing Date, Exhibit 7.11.3 includes for the Group Entities a correct and complete list of all IP Rights (i) licensed or sub-licensed by any third party (including, without limitation, Seller, Seller’s Affiliates) from a Group Entity; and (ii) licensed or sub-licensed (other than standard office software) by a Group Entity as licensee from any third party, and correctly states for each such IP Right the type, subject matter, registered owner(s), applicable register or other identification data, if any, the licensor and the date of the license agreement (the IP Rights listed or to be listed in Exhibit 7.11.3 the “Licensed IP Rights”). As of the date hereof, no notice of termination has been given in text form with respect to the Licensed IP Rights.

7.11.4	Sufficiency. The Group Entities are not using any IP Rights or Business IT of significance for the conduct of business which they do not own or which have not been validly licensed to them and which have been provided to the Group Entities by the Seller or its Affiliates in the past.

7.11.5

No Challenges, Proceedings. As of the Signing Date, the Registered IP Rights have not been challenged (angegriffen) by any Person and no such challenge has been threatened in writing. None of the Registered IP Rights is subject to any pending judgment, injunction, order or decree issued against Seller or a Group Entity restricting the use thereof by it or restricting the licensing thereof by it to any Person.

7.11.6

No Infringement. Except as disclosed in Exhibit 7.11.6, as of the Signing Date, (i) to Seller´s Best Knowledge no Group Entity has infringed any IP Right of any Person (including without limitation those of Seller and Seller’s Affiliates) and (ii) no IP Right related claim for indemnification or compensation has been asserted to the Group Entity in text form. There is no pending claim or demand from any of the Group Entities against any Person asserting that such Person infringes, violates or uses in an unauthorized manner any of the Registered IP Rights or any exclusively Licensed IP Rights of the Group Entities.

7.11.7

Rights of Employees; Employee Invention Act. The Company has duly complied with, to the extent required by law, contract or otherwise, the provisions of the German Act on Employee Inventions (Arbeitnehmererfindungsgesetz). The Company has paid all remuneration to persons entitled to any compensation under the German Act on Employee Inventions or agreements entered into under the German Act on Employee Inventions up to and including the Effective Date and any remuneration that is required to be paid following the Effective Date is listed in Exhibit 7.11.7.

7.12

Litigation; Criminal Proceedings; Investigations. Except as disclosed in Exhibit 7.12, as of the Signing Date, there is no pending (rechtshängige) litigation, action or suit either before a court or an arbitration tribunal (gerichtliche Rechtsstreitigkeiten und Schiedsverfahren) or otherwise and no criminal proceeding or investigation or to Seller´s Best Knowledge other investigations by any Governmental Authority or administrative body, in which any of the Group Entities is involved, either as plaintiff, defendant or otherwise, with a value or amount at stake (Streit- oder Gegenstandswert) in each case in excess of EUR 150,000.00 (in words: Euro one hundred-fifty thousand) provided that cases of the same or a similar source or nature shall be aggregated and to Seller´s Best Knowledge, no such litigation, proceedings or investigations have been threatened (including by email or text form).

7.13	Permits; Compliance

7.13.1

Permits. Each Group Entity holds all licenses, consents, authorizations and permits and other public law approvals (the “Permits”) and all certifications (including under CE or FDA regulations) which are necessary to conduct its business as of the Signing Date. There are to Seller´s Best Knowledge no such circumstances that may result in a cancellation, revocation or restriction of any Permit or certification. No Permit or certification will expire or be suspended as a result of the transactions contemplated by this Agreement.

7.13.2	Anti-Corruption. No Key Employee of any Group Entity (or any Group Entity itself) has, directly or indirectly, in connection with the business violated any Anti-Corruption Laws.

7.13.3

Economic Sanctions. Except as disclosed in Exhibit 7.13.3, the Group Entities are not engaging and (where still relevant) have not engaged in any transactions or business activities involving a Restricted Country or Restricted Party and comply with all Economic Sanctions Laws including the extraterritorial provisions thereof which purport to be applicable.

7.13.4

Subsidies. Except as disclosed in Exhibit 7.13.4, no Group Entity has, as of the Signing Date, received any governmental grants or subsidies during a period of five (5) years prior to the date hereof except if the entitlements of the Group Entities to the benefits of the respective grants and/or subsidies are final, cannot be revoked and no legal restrictions of whatsoever nature (including e.g. a reclaim of the respective grant or subsidy) can still be imposed or enforced.

7.14

No Brokerage. None of the Group Entities has incurred any obligation for brokerage or finder’s fees, agent commissions or similar payments to be made in connection with this transaction; or paid or promised to the Group Entities’ Key Employees, employees any bonus or other special incentive in connection with this Agreement except as disclosed in Exhibit 7.14.

7.15

Environmental. No Group Entity has received notice from any Governmental Authority or other Person alleging noncompliance with or liability or potential liability under any of the foregoing or requesting information in respect thereof and no order of any Governmental Authority has been issued and is currently in effect, and in the past three (3) years (where still relevant), no penalty or fine has been assessed, involving any Group Entity relating to or arising out of any EHS Laws. In particular, no Group Entity has received notice from any Governmental Authority that an investigation enquiry or proceeding is present, planned or threatened.

7.16	Product Liability. Except as disclosed in Exhibit 7.16
(i)	no claims based on product liability (in contrast to warranty claims) have been asserted against any Group Entity in the three years prior to the date hereof;
(ii)	no Group Entity has received any order of any Governmental Authority to recall any of the products manufactured, or delivered or supplied by the Group Entity; and
(iii)

to Seller´s Best Knowledge the products manufactured, delivered or supplied by any Group Entity do not breach FDA, CE or other safety regulations. This warranty does not apply in situations when the Group Entities have not violated its obligations under FDA, CE or other safety regulations.

7.17	Insurance

7.17.1

Insurance Policies. Exhibit 7.17.1 contains a list of all material insurance policies covering the assets, business or operations of the respective Group Entity as of the date hereof, excluding insurance policies for vehicles used for business purposes.

7.17.2

Legal Status. All insurance premiums due thereon have been paid in full when due. As of the Signing Date, no notice of cancellation or termination of any insurance policy has been issued or received by any Group Entity.

7.17.3

Insurance Claims. Except as disclosed in Exhibit 7.17.3, during the last year, there has been, as of the Signing Date, no insurance claim (Versicherungsfall) exceeding EUR 50,000.00 (in words: Euro fifty thousand) made by the Group Entities. There are (or were during such period) no claims by any Group Entity pending under any of such policies as to which coverage has been questioned, denied or disputed by the insurer.

7.18	Taxes. Except as set forth in Exhibit 7.18
(i)	each Group Entity has prepared, completed and timely filed or caused to be filed all Tax Returns required to be filed in an orderly manner;
(ii)

each Group Entity has paid all Taxes and has made all advance payments for Taxes when due to the competent Tax Authority. The Group Entities have withheld and paid when due all Taxes required to have been withheld and paid;

(iii)	no Tax related court cases (Gerichtsverfahren) before the finance courts are pending against any Group Entity;
(iv)	no binding rulings (verbindliche Auskunft) (y) have been obtained within the last three (3) years or (z) have been applied for but not obtained by a Group Entity.

7.19

Seller’s Best Knowledge. If and to the extent that any of the Seller’s Warranties in Section 7 is made to “Seller’s Best Knowledge”, Seller shall only be deemed to have had such knowledge if, as of the Signing Date, any of the persons listed in Exhibit 7.19, had actual knowledge (positive Kenntnis) or if they could have had actual knowledge after due inquiry with the managing directors (Geschäftsführer) Dr. Clemens Scholz, Oliver Kupka, and the senior vice presidents Timo Bauernsachs, Stefan Becker, Andreas Lutz, Rolf Maseizik, Stefan Kürbis and Dr. Johannes Edward Tschepe (together the “Knowledgeholders”). Neither the Seller nor the persons listed in Exhibit 7.19 are directly involved in the operations of the Group Entities. The Group Entities are managed by the managing directors and any knowledge of the Seller is only based on inquiry with the managing directors. The Seller has performed an inquiry with the Knowledgeholders prior to the Signing Date, as documented in Exhibit 7.19. The Parties agree that this inquiry is deemed as due and sufficient inquiry in the sense of this agreement and no further inquiry of the Seller is necessary or required under this agreement.

8.	Remedies for Breach of warranties

8.1

Seller’s Warranties. Except for the Seller’s Warranties set forth in Section 7 above, Seller does not give any warranties or guarantees, whether explicit or implied, and Buyer explicitly acknowledges that Seller does not assume

(i)

any responsibility for any information regarding the business, including, but not limited to, any projections, estimates or budgets delivered or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) or the future business operations of the Company as well as any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the business, except as expressly set forth in this Agreement; or

(ii)	any disclosure or similar obligations in connection with this Agreement and the transactions contemplated therein.

Buyer acknowledges that it does not rely upon any express or implied warranties of any nature made by Seller or on behalf of Seller and that solely the provisions expressly set forth in this Agreement shall govern its contractual relationship with Seller.

8.2

Breach and Remedy. If any of the Seller’s Warranties is incorrect as of the applicable reference date (“Breach”), Seller shall put Buyer, or at Seller’s discretion, the relevant Group Entit(y/ies), into the position in which they would have been in had such statement not been incorrect (Naturalrestitution).

8.3	Damage Payment. If Seller
(i)	does not put Buyer and/or the relevant Group Entit(y/ies) into this position and notifies Buyer thereof in writing; or
(ii)	fails to achieve this position within six (6) weeks after having been notified by Buyer in writing of the Breach,

Buyer shall only be entitled to claim Losses and Expenses incurred by Buyer or the Group Entities in money according to the provisions of this Section 8. Any claim for specific performance is excluded. There shall be no double-counting of any Losses and Expenses.

8.4

Calculation and Mitigation of Damages. The legal principles as to the calculation of damages, mitigation of damages and offsetting of losses by advantages due to the damaging event (Schadensberechnung, Schadensminderung, Vorteilsausgleich) pursuant to sections 249 et seq. BGB shall apply to all claims of Buyer under or in connection with this Agreement.

8.5

Exclusion of Liability. Seller shall not be liable under this Section 8 for a Breach if and to the extent that claims of Buyer for Breaches of Seller’s Warranties (or, where applicable, their underlying circumstances, respectively)

(i)	are actually recovered from third parties, including insurances;
(ii)	are not subject matter of any indemnification undertaking which falls into the scope of (in den Tatbestand fallend) Section 11 or Section 13 of this Agreement;

(iii)	are reflected in the Effective Date Financial Statements as a write-off, value adjustment, liability, provision or accrual or reduction of Cash that actually reduced the Final Share Purchase Price; or
(iv)	have explicitly been taken into account in the determination of the Cash/Debt-Free Purchase Price, pursuant to this Agreement.

8.6

Assignment of Claims. In the event and to the extent that Seller indemnifies Buyer for losses in accordance with this Section 8, Buyer shall concurrently (Zug-um-Zug) assign or procure to have assigned to Seller, upon Seller´s request all such claims Buyer or the Company may have against any third party (in particular insurances) in connection with the event that caused such losses for which Seller indemnifies Buyer pursuant to this Section 8. In the event that an assignment of such claims should not be possible for legal reasons, Buyer shall procure that Seller be put in a position as if such an assignment had been effected.

8.7

Breach Notice. In case Buyer comes after the Closing Date to the conclusion that it has a potential claim pursuant to this Section 8 (in connection with Section 7) for which it intends to hold Seller liable, Buyer shall submit to Seller as soon as reasonably practical, but in any event within fifteen (15) Business Days after having discovered the Breach, a written notice stating a claim for indemnification pursuant to Section 8 and announcing Buyer’s intention to hold Seller liable, such written notice to specify in reasonable detail the facts upon which the alleged claim is based, the alleged legal basis of the claim and, to the extent reasonably possible, the amount of such claim. A failure of Buyer to comply with its obligations pursuant to this Section 8.7 with respect to a specific claim shall only release Seller from its obligation to indemnify Buyer thereof pursuant to this Section 8 (in connection with Section 7) if and to the extent the Seller’s liability has been caused or increased thereby.

All legal remedies other than those specified in this Section 8 above in relation to a Breach are hereby excluded. In particular, claims for or based on a reduction of the purchase price (Minderung), rescission (Rücktritt) or other claims for defects according to section 437 BGB, culpa in contrahendo (section 311 BGB), positive breach of contract (section 280 BGB) (Schadensersatz wegen Pflichtverletzung) or frustration of contract (section 313 BGB) (Störung der Geschäftsgrundlage) shall be excluded except in the case of willful misconduct (Vorsatz) or fraud (arglistige Täuschung). No claim of the Buyer under any provision of this Agreement other than one in respect of a Breach (originäre Vertragsansprüche) is intended to be limited or excluded by the terms of this Section. The provisions of this Section are subject to Section 21.3.

8.8	Third Party Claims

8.8.1

If Buyer asserts claims for Breaches or indemnification claims pursuant to Section 13 of this Agreement resulting from the assertion of any rights or claims by third parties or the threatening or ordering of any measure by authorities (each a “Third Party Claim”), Buyer shall give written notice to Seller as soon as possible, but not later than thirty (30) Business Days after Buyer and/or the Company became aware of any such Third Party Claim.

8.8.2

Notwithstanding Buyer’s general obligations as to mitigation of losses, Buyer shall cause in coordination with Seller the relevant Group Entity to defend any such Third Party Claim if both parties agree on the defence. Subject to the provisions of this Section 8.8, the Seller and Buyer will determine the conduct of any dispute (including any legal proceedings and any settlement) relating to a Third Party Claim, considering in their reasonable judgement the legitimate commercial interest of the Group Entities. Buyer shall take, and shall procure that the Group Entities take, such action as Seller may reasonably request, taking into consideration the legitimate commercial interest of the Group Entities, by written notice to Buyer to avoid, dispute, resist, appeal or otherwise defend against any Third Party Claim for which Seller may be liable under this Section 8 (in connection with Section 7).

8.8.3

Buyer's or the Group Entities’ reasonable costs and expenses of legal proceedings (including advisor’s fees) shall be borne by the Seller if and to the extent, Seller has agreed to such proceedings and Buyer has complied with its obligations under Section 8.8.2.

8.8.4

The Buyer will keep the Seller informed of the progress of such dispute and will consult with the Seller in relation to the Third Party Claim. The Buyer shall not make, and shall procure that the relevant Group Entity does not make, any concession or acknowledgement of liability or admission of fact or any agreement, settlement or compromise in relation to the Third Party Claim, in each case without obtaining the Seller's prior consent, which the Seller will not unreasonably withhold delayed or conditioned taking into consideration the Buyer's legitimate interests.

8.8.5

A failure of Buyer to comply with its obligations pursuant to this Section 8.8 with respect to a Third Party Claim shall not release Seller from any obligation to indemnify Buyer therefrom pursuant to this Section 8, provided, however, that any such failure shall relieve Seller from any liability that it may have to Buyer to the extent of any increase of the Losses and Expenses resulting from such failure.

9.	Limitations of Liability

9.1	De Minimis Amount / Threshold. Seller shall in any event only be liable in respect of a claim of Buyer pursuant to Section 8 (in connection with Section 7):
(i)

if the individual claim otherwise recoverable pursuant to Sections 8 (in connection with Section 7) or 12 from Seller exceeds an amount of EUR 150,000.00 (in words: Euro one hundred-fifty thousand) (the “De Minimis Amount”) (Freigrenze), and

(ii)

if and to the extent the aggregate amount of all such individual claims, whereby claims of common or similar cause or nature shall be regarded as one individual claim (i.e., they shall be aggregated which also applies for purposes of (i)), individually exceeding the De Minimis Amount exceeds an amount of EUR 500,000.00 (in words: Euro five hundred thousand) (“Threshold”), in which case Seller shall not only be liable for the amount exceeding the Threshold (Freigrenze) but rather the entire amount shall be recoverable (Freibetrag).

The provisions of this Section 9.1 shall not apply to those claims of Buyer under Section 8 (in connection with Section 7) that are Exempted Claims, Tax Claims or Specific Indemnity Claims. Exempted Claims shall be limited to the Aggregate Final Purchase Price, whether made on their own or in connection with other claims.

9.2	Liability Caps

9.2.1	Seller’s aggregate liability pursuant to Section 8 (in connection with Section 7) shall in no event exceed an amount of 7.5 per cent of the Aggregate Final Purchase Price (the

“Warranty Cap”), it being understood that any actually incurred (i.e., discharged) liability of Seller pursuant to Section 8 shall count against the Overall Cap (as defined below). The Warranty Cap shall not apply to Exempted Claims.

9.2.2

Except under the Purchase Price Adjustment, Seller’s aggregate liability shall in no event for any losses or damages under or in connection with this Agreement and under all indemnities including all breaches of covenants (Section 12) and all claims resulting from the indemnities in Section 11 or Section 13 contained in this Agreement exceed an amount of fifteen (15) per cent of the Purchase Price (“Overall Cap”). The Overall Cap shall not apply to Exempted Claims.

9.3	Definition of Exempted Claims. For purposes of this Agreement “Exempted Claims” means claims of Buyer which either
(i)

(x) are specific performance claims for transfer of title to the sold Share or the Shareholder Loans or Cash Pool Receivables (Erfüllungsansprüche) or (y) are claims for Breaches of the Seller’s Representations in Section 7.1, Section 7.2.1 sentences 1 and 2, Section 7.2.2 sentence 1, Section 7.3.1 through Section 7.3.4. or (z) are claims under the covenants in Section 12.1.1 paras. (i) or (ii), however excluding the Minority Interest  ((x) and (z) the “Title and Authority Claims”);

(ii)	are claims for Breaches of (y) the Seller’s Representations in Section 7.4 or (z) the covenant in Section 12.1.1(iii) ((y) and (z) the “Related Party Claims”); or
(iii)	are claims arising as a result of intentional breaches (Vorsatz) within the meaning of section 202 para. 1 BGB or fraud (Arglist).

9.4	Disclosure. Seller shall be under no liability in respect of any claim under Section 8 (in connection with Section 7) if the facts or circumstances giving rise thereto either
(i)	are truly and fairly disclosed in this Agreement or in one of its Exhibits, including by being provided for or stated therein to be exceptions under the terms of this Agreement; or
(ii)

are truly and fairly disclosed in the documents and the information provided for in the Data Room, including in written (including emails and text form) responses to questions raised by Buyer during the due diligence process and during the management presentation, the site visits, the expert meetings and the Q&A sessions (such written responses being all set forth in the Data Room); or

(iii)

are otherwise actually known to Buyer at the Signing Date especially from the documents and information provided by Seller, its Affiliates or advisors, including but not limited to, during the course of the due diligence conducted by Buyer; it being understood that exclusively the actual knowledge of those of Buyer’s managing directors, and employees who were engaged in carrying out the due diligence examination undertaken with regard to entering into this Agreement who are listed in Exhibit 9.4 shall be relevant and imputed to Buyer.

Section 377 HGB and section 442 BGB shall not apply to Buyer under this Agreement.

9.5	Limitation Periods. Claims against the Seller out of or in connection with this Agreement shall become time-barred (verjährt) as follows:
(i)	the liability of the Seller in respect of any Title and Authority Claims shall become time-barred on the fifth (5th) anniversary of Closing;
(ii)	the liability of the Seller in respect of Related Party Claims and the Specific Indemnity Claims shall become time-barred on the third (3rd) anniversary of Closing;
(iii)

the liability of the Seller in respect of Tax Claims shall become time-barred upon expiration of a period of three (3) months after the Tax assessment of the relevant Tax has become final and non-appealable and is no longer subject to change;

(iv)	the liability of the Seller in respect of non-solicitation claims under Section 14 shall become time-barred on the second (2nd) anniversary of Closing;
(v)	the liability of Seller in respect of any claims for fraud (arglistige Täuschung) or willful misconduct (Vorsatz) shall become time-barred according to section 195 et seq. BGB; and
(vi)	the liability of Seller in respect of any other claims of Buyer, shall become time-barred upon expiration of a period of twenty-four (24) months following the Closing.

Section 203 BGB shall not apply. The above time limitations shall be suspended pursuant to the statutory law provisions.

10.	Warranties of Buyer
Buyer represents and warrants in the form of an independent guarantee (selbständiges Garantieversprechen according to section 311 BGB) the following as of the Signing Date and as of the Closing Date.
10.1

Corporate Status; Due Authorization. Buyer has been duly incorporated and is validly existing as a company under the laws of Germany. Buyer has the unrestricted right, power, authority and capacity to execute and consummate this Agreement and the transactions contemplated therein. All required approvals of any corporate bodies of Buyer have been given.

10.2

No Insolvency. No insolvency or similar proceedings have been, or have been threatened to be, opened over the assets of Buyer, and there are no circumstances which would require or justify the opening of or application for such proceedings. Buyer is neither illiquid (zahlungsunfähig) nor over-indebted (überschuldet).

10.3

Legal, Valid and Binding Obligation. This Agreement constitutes (and all other documents executed by Buyer under or in connection with this Agreement will, when executed, constitute) legal, valid and binding obligations of Buyer enforceable in accordance with their terms.

10.4

No Violation. The execution and consummation of this Agreement and of the transactions contemplated therein by Buyer do not violate the articles of association, partnership agreement or other corporate documents, as the case may be, or any other legal obligations of Buyer and is not subject to challenge (Anfechtung) by any third party on any legal basis, including, without limitation, on the basis of any creditor protection laws.

10.5

No Interference. There is no action, suit, investigation or other proceeding pending or threatened against or affecting Buyer before any court, arbitrator, governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the execution or consummation of this Agreement or the transactions contemplated therein, and there are no circumstances likely to give rise to any of the foregoing.

10.6

Remedies of Seller. In the event that Buyer is in breach of any warranty in Section 10.1 through 10.5, the provisions in Section 8 shall apply mutatis mutandis. The limitation period for any claims of Seller shall be twenty-four (24) months beginning as of the Closing. The limitation period for performance claims (Erfüllungsansprüche) shall be in line with statutory law.

11.	Tax Indemnity

11.1	Taxes

11.1.1

Tax Indemnity. Subject to the provisions of this Section 11.1.1, Seller shall indemnify and hold harmless (freistellen) Buyer, and/or at Buyer´s election the Group Entities, from and against any Taxes (i) relating to the Pre-Effective Date Tax Period or (ii) resulting from or arising in connection with any payments or other remuneration made to advisors, service providers, directors, officers or employees of any of the Group Entities in connection with, as a result of or with a view to this Agreement, by paying an amount equal to the Taxes to Buyer or, at Buyer’s election, to the respective Group Entities, if and to the extent that such Taxes have not been fully paid on or prior to the Effective Date. Seller’s payment obligation pursuant to this Section 11.1.1 shall become due three (3) days prior to the date on which Buyer or the Group Entities have to pay the respective Taxes. In the case of any Straddle Period, the amount of Taxes to be allocated to the Pre-Effective Date Tax Period shall be determined in accordance with the following “as-if assessment” and shall be equal to (a) the amount that would be payable if the Tax assessment period ended on the Effective Date, or (b) if an allocation pursuant to (a) above is not possible, the amount of Taxes for the entire period multiplied by a fraction in which the numerator is the number of days in the portion of the taxable period that falls within the Pre-Effective Date Tax Period and the denominator is the number of days in the entire taxable period.

11.1.2

Tax Returns. The Seller shall procure the Group Entities to prepare and timely file all tax returns (Steuererklärungen) with respect to the Group Entities that are required to be filed prior to the Closing Date in accordance with past practice and applicable laws. After the Closing Date, Buyer shall procure that the tax returns (Steuererklärungen) of the Group Entities, including any amendments thereto, for any period up to or including the Effective Date will be duly prepared and filed by the Group Entities. Buyer shall procure that at least eight (8) weeks prior to the filing, Seller is provided with drafts thereof (excluding any monthly tax returns (monatliche Steueranmeldungen)) and all relevant documents and other information reasonably requested by Seller to review and comment on such drafts (excluding any monthly tax returns (monatliche Steueranmeldungen)). Buyer shall procure that the tax returns filed by the Group Entities will include all modifications reasonably requested by Seller in writing within four (4) weeks after Seller has been provided with the draft tax returns and the documents and other information requested for the review, provided that the modifications do not and are not likely to affect material business interests of Buyer or the Group Entities and unless the modifications violate applicable law. Buyer will provide Seller with updated drafts accordingly.

11.1.3

Tax Assessments and Tax Audits. Buyer shall procure that Seller is informed in a timely manner of all tax assessments (Steuerbescheide) and announcements of tax audits (Betriebsprüfungen) which may give rise to a claim of Buyer under Section 11.1.1. The notification shall be made in writing or by e-mail and shall contain a brief summary of such factual information which is reasonably available describing the object of the tax assessments or the announcements of tax audits and shall include copies of any assessment notice or other document received from any Tax Authority. Buyer shall procure, upon Seller’s request, that Seller is provided with all relevant documents and other information reasonably required by Seller to evaluate the tax assessments or tax audits and the potential liability of Seller in connection therewith. If and to the extent that tax audits of the Group Entities relate to Taxes for which Seller may be liable under Section 11.1.1, Seller shall at its request be given the opportunity to instruct, at its own expense, counsel, accountants or auditors in relation to such tax audits and to participate in meetings with tax authorities in relation to such tax audits.

11.1.4

Defence. Buyer shall take, and shall procure that the Group Entities take, in each case at the Seller’s expense, such action as Seller may reasonably request by written notice to Buyer to avoid, dispute, resist, appeal or otherwise defend against any claim for Taxes by the Tax Authorities for which Seller may be liable under Section 11.1.1. Buyer shall procure that the Group Entities will follow Seller’s instructions for any such defence and that Seller will be provided with all relevant documents, other information and assistance reasonably requested by Seller for the defence. Seller shall

(i)	keep Buyer informed to a reasonable extent of the status of the defence; and
(ii)	comply with any reasonable requests of Buyer with respect to any actions necessary to avoid material adverse effects on legitimate business interests of Buyer or the Group Entities.

Seller shall be given the opportunity to participate in the defence at its own expense with its own counsel. For the avoidance of doubt, the Seller shall not be entitled to request (i) to be authorized by the Buyer or Group Entities (by power-of-attorney or any other documentation) or (ii) that a designated representative of the Seller is authorized (by power-of-attorney or any other documentation) to represent the Buyer and/or the Group Entities in the defence. No concession shall be made by Buyer or the Group Entities, and no claim for Taxes shall be acknowledged or settled, without the prior written consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned, and in any event deemed given if the Buyer is not provided with an answer within ten (10) Business Days after having provided Seller with a written and reasonably detailed request for the respective consent.

11.1.5	Exclusions and Limitations of Liability. Buyer shall not have a claim under Section 11.1.1 if and to the extent that:
(i)

the respective Tax was triggered as a result of a retroactive reorganization as of a date within the Pre-Effective Date Tax Period (unless such reorganization was already contemplated by Seller prior to the Closing);

(ii)

Buyer´s failure to comply with its obligations under Sections 11.1.2 through 11.1.4 has materially prejudiced the Seller’s ability to avoid or reduce the respective Taxes in accordance with this Section 11 (and, for the avoidance of doubt, the Seller’s obligations in this Section 11 shall not be excluded due to such non-compliance other than as set forth in this Section 11.1.5(ii));

(iii)

the Group Entities are, as the direct result of an adjustment or payment giving rise to the Taxes for which indemnification is sought, entitled to any benefits by refund, set-off or a reduction of Taxes (the “Tax Benefit”) within five (5) years after the Effective Date (e.g., in the case of a lengthening of amortization or depreciation periods or higher depreciation allowances) or – limited to the lengthening of amortization or depreciation of real estate assets (Immobilien) – within fifteen (15) years after the Effective Date, in which context the claim under Section 11.1.1 shall be reduced (i) in the full amount if and to the extent the Tax Benefits arise in the Pre-Effective Date Tax Period or (ii) in the amount of the net present value of such Tax Benefits as of the Effective Date discounted using a rate of three (3) per cent p.a.;

(iv)

the Taxes result from any change to (i) election rights under applicable GAAP on whether to include and how to value items in the financial statements (Bilanzierungs- und Bewertungswahlrechte) not consistent with past practice of the Group Entities, if and to the extent such practices were compliant with the applicable GAAP, and (ii) the tax returns, in each case relating to the Pre-Effective Date Tax Period introduced by the Buyer or the Group Entities after the Closing Date, unless required by law;

(v)

that the respective claims of Buyer are actually recovered from third parties, including insurances; to the extent the Seller has fully paid the indemnifiable amounts under Section 11.1.1, the Buyer shall concurrently (Zug-um-Zug) assign or procure to have assigned to Seller, upon Seller´s request all such claims Buyer or any Group Entity may have against any third party (in particular insurances) in connection with the event that caused such Taxes for which Seller indemnifies Buyer pursuant to this Section 11; in the event that an assignment of such claims should not be possible for legal reasons, Buyer shall procure that Seller be put in a position as if such an assignment had been effected; or

(vi)

the Taxes have been accounted for as a liability (Steuerverbindlichkeiten) or as a provision or reserve (Steuerrückstellungen) in the Effective Date Financial Statements and have actually decreased the Final Share Purchase Price, irrespective of whether the accrual or liability was made for the Tax that actually triggers the Tax indemnification claim.

11.1.6

Time Limitation. Any claims of Buyer under Section 11.1.1 shall be time-barred three (3) months after the date of the final, non-appealable assessment (formelle und materielle Bestandskraft) concerning the respective Tax.

11.1.7

Tax Refunds. Seller shall be entitled to all refunds of Taxes received in cash or cash-equivalent (including by way of a set-off or credit against a liability) by the Group Entities to the extent attributable to any period ending on or prior to the Effective Date or portions thereof, except (i) where the respective claims for refunds of Taxes have been accounted for as an asset in the Effective Date Financial Statements and have increased the Final Share Purchase Price or (ii) to the extent such refunds have reduced an otherwise payable indemnity amount or claim provided for under this Agreement. Buyer’s payment obligation pursuant to this Section 11.1.7 shall become due ten (10) Business Days after the refund has been received in cash or cash-equivalent (including by way of set-off or deduction) by the respective Group Entity.

11.1.8

Sole Limitations. Any restrictions or limitations contained elsewhere in this Agreement (other than in this Section 11) shall not apply to any claims of the Buyer pursuant to this Section 11 unless the respective provision makes explicit reference to the claim of the Purchaser to be limited or restricted by mentioning this Section 11 and the respective subsection(s).

11.1.9	Adjustment. Payments under Section 11 shall be regarded as purchase price adjustment.

12.	Covenants and Other Agreements

12.1	Period between Signing and Closing

12.1.1

Fundamental Restricted Actions. Until the Closing Date, Seller shall procure that none of the following actions are taken by or occur with respect to any Group Entity, without the prior written consent of Buyer:

(i)

any actions or transaction requiring a shareholders’ approval of the Company whether under statutory law or the Corporate Documents of the Company, except the approval of the annual accounts 2016 and eventual declarations and payments of dividends, all actions under the approved business plan 2017 and the ordinary annual shareholder resolutions of discharge;

(ii)

sale, transfer, creation of any encumbrances on or other disposal of the Share or any Subsidiary Interests, or grant of any options, warrants, pre-emptive rights, rights of first refusal or other rights to purchase or otherwise become the owner of the Share, Subsidiary Interests;

(iii)	entering into, amendment of or termination of any Related Party Agreement unless contemplated in this Agreement; or

(iv)

proceed with the Orlando project, i.e. acquire property in Orlando, Florida or enter into any obligation in relation with founding a new production plant in the Orlando, Florida area including making any expenditure in relation thereto (the “Orlando Project”).

12.1.2

Other Restricted Actions. Seller shall ensure that until the Closing Date the Group Entities shall conduct their business in the ordinary course of business in a manner consistent with past practice and with the care of a prudent business man. Seller shall ensure further that without the prior consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned and which consent shall be deemed to be given by Buyer unless Buyer objects in writing within ten (10) days of receipt of a written notification), none of the following actions shall be taken by or occur with respect to any Group Entity and that no Group Entity shall:

(i)	enter into any agreement or assume any obligation or liability connected with any of the actions listed in Section 12.1.2;
(ii)	sell, transfer, purchase or accept the transfer of any Equity Interests in any Legal Entities or any businesses or business divisions;
(iii)	enter into, terminate or amend any agreement, plan or other instrument relating to Employee Benefits;
(iv)	increase the intercompany debt between the Group Entities by an amount exceeding EUR 2,000,000.00 (in words: Euro two million);

(v)	make changes to the employment terms or severance terms of employees, other than normal salary increases in the ordinary course of business, consistent with past practice;
(vi)	make capital expenditures in excess of EUR 2,000,000.00 (in words: Euro two million) in the aggregate unless provided for in the business plan for the fiscal year 2017;
(vii)	the appointment, promotion or dismissal of any directors or officers or other Key Employees of the Company or any Subsidiary;
(viii)	any waiver of claims of a Group Entity against any current or former Director or Officer Entities except the ordinary annual shareholder resolutions of discharge;
(ix)	enter into any transaction that is not on arm’s length terms.

12.1.3	Period between Effective Date and Closing. Seller shall ensure that between Effective Date and Closing no Group Entity will declare and/or pay any dividends or other distributions to the Seller.

12.1.4

Access to Information. To the extent reasonably required by Buyer to fulfill the Closing Condition and perform the Closing Actions or to monitor compliance by Seller with its obligations under this Agreement, Seller shall procure that from the date of this Agreement, the Group Entities will provide to Buyer and its professional advisers reasonable access during normal business hours to their properties, books, other records, management and employees and furnish to Buyer such documents and other information that Buyer reasonably requests.

12.1.5

Reporting Packages. On July 21, 2017 or if Closing does not occur until July 21, 2017, within twenty-one (21) days after the end of the quarter in which the Closing occurs, Buyer will provide reporting packages of the Company on a basis consistent with past practice for the period until Closing to the Seller.

12.1.6

Period after Closing – Waiver. Except as set specifically forth in this Agreement, the Parties are in agreement that upon the Closing, neither Seller nor any of its Related Parties nor its and their respective Representatives shall have any claims, whether known or unknown, actual or contingent against the Buyer, Buyer´s Affiliates and the Group Entities, as well as their respective Representatives, and the Seller shall cause its Related Parties and its and their respective Representatives to act accordingly and hereby waives (and hereby undertakes that such Related Parties and Representatives shall waive) any claims which they may still have to the extent legally permissible.

12.1.7

Period after Closing – Information. Buyer is aware of the fact, that Seller is involved in ongoing appraisal processes initiated by former shareholders (Spruchverfahren). In order to enable Seller to exercise its rights in this processes, Buyer shall grant Seller subject to entering into a confidentiality undertaking and its representatives reasonable access, during normal business hours, to all relevant business records, documents, Key Employees and information of the Company and the Subsidiaries for periods until the assessment´s date (Bewertungsstichtag) and the right to obtain at Seller’s own expense copies of such records and documents and shall apply all reasonable efforts that such persons shall reasonably assist Seller.

13.	Specific Indemnities

13.1

Lumera Indemnity. The Seller hereby undertakes to indemnify and hold the Company and the Purchaser harmless from and against any Losses and Expenses resulting from, under or in connection with the acquisition of all shares in Lumera Laser Asia Ltd. by Clyxon Laser GmbH, the liquidation of  Lumera Laser Asia Ltd. by Clyxon Laser GmbH and the subsequent merger of Clyxon Laser GmbH into the Company unless the respective amount is reflected in the Effective Date Financial Statements and deducted from the Cash/Debt Free Price in accordance with Section 4.1.1.

13.2

Schönborn Indemnity. The Seller hereby undertakes to indemnify and hold the Company and the Purchaser harmless from and against any Losses and Expenses resulting from, under or in connection with the former legal dispute with Dr. Karl-Heinz Schönborn (labor court of Berlin, file number 54 Ca 12817/16), including, as the case may, the obligation to further employ Dr. Karl-Heinz Schönborn and any further claims Dr. Karl-Heinz Schönborn will make against a Group Entity in the future unless the respective amount is reflected in the Effective Date Financial Statements and deducted from the Cash/Debt Free Price in accordance with Section 4.1.1.

13.3

Foreign Trade Audit. The Seller hereby undertakes to indemnify and hold the Company and the Purchaser harmless from and against any Losses and Expenses resulting from or in connection with the current foreign trade audit (Außenwirtschaftsprüfung) and the outcome of such audit which might affect, in particular, the customs tariff number (Zolltarifnummer) applicable to products of the Group Entities unless the respective amount is reflected in the Effective Date Financial Statements and deducted from the Cash/Debt Free Price in accordance with Section 4.1.1. The indemnification obligation set out in this Section 13.3 shall only apply to Losses and Expenses resulting from or in connection with exported products or imported economic goods of the Company in the period until Closing but not future liabilities, costs, expenses or higher customs duties for exported products or imported economic goods of the Company.

Confidential Treatment Requested by Novanta Inc.

14.	Non-solicitation

For a period of two (2) years from the Closing Date, Seller shall refrain, and shall procure that Seller’s Affiliates and other Related Parties refrain, from soliciting or attempting to solicit the service or employment of any current or future director, officer or employee of any Group Entity.

15.	No Major Restructuring

For a period of three (3) years from the Closing Date, Buyer shall refrain from:

(i)	closing down the Company’s premises in Germany;
(ii)

conducting any major restructuring measures, [***], or to execute lay-offs concerning the Company if such measure involves a mass dismissal (unless the mass dismissal is a last resort measure to avoid the insolvency of the Company); or

(iii)	changing unilaterally the existing individual employment contracts of WOM employees.

16.	Transition of Business

16.1

General Cooperation. The rights of the Parties under this Agreement notwithstanding, from the Closing onwards Seller and Buyer shall cooperate, and shall procure that their Affiliates cooperate, with reasonable efforts to provide for a smooth and expedient transition of the Group Entities to Buyer.

16.2

Use of Name. Seller hereby gives its irrevocable consent to the continued use by the Group Entities of the name “W.O.M, World of Medicine” as the Group Entities’ name or a component thereof and transfers all rights in relation to such name to the Company. The Company shall have the right to accept such transfer within six (6) months after the date hereof. Seller shall refrain, and shall cause Seller’s Affiliates to refrain, from using such name or a component thereof or a similar (verwechslungsfähig) name for Seller’s or Seller’s Affiliates’ own business purposes and from granting a right to use such name or a component thereof to any third party.

16.3

Termination of Other Relationships. Except as set forth in this Agreement, with effect from the Closing Date, all agreements and other arrangements between Seller and Seller’s Affiliates on the one side and the Group Entities on the other side shall be terminated with full release of the Group Entities from all claims, liabilities and other obligations. If after the Closing Date any such claim, liability or other obligation still exists, Seller shall waive, and shall procure that Seller’s Affiliates waive, on demand all rights against the relevant Group Entity, its directors, officers and employees in respect of such claim, liability or other obligation.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

17.	Confidentiality and Public Announcements

17.1

Confidentiality Undertaking. For all purposes of this Agreement, “Confidential Information” shall mean (i) the content of this Agreement, (ii) all information created, transferred, recorded or employed as part of, or otherwise resulting from any activities undertaken pursuant to, this Agreement, including, but not limited to, business, organizational, technical, financial, marketing, operational, regulatory or sales information of the Seller, the Seller’s Affiliates, the Buyer, the Buyer’s Affiliates and the Group Entities received by a Party from a disclosing Party in connection with or pursuant to, this Agreement or relating to, as the case may be, the Seller, the Seller’s Affiliates, the Buyer, the Buyer’s Affiliates and, (iii) in addition thereto, with respect to the Seller, all information relating to any of the Group Entities and or their businesses (“Business Information”).

17.2

Confidentiality Undertaking. The Parties undertake to treat all Confidential Information strictly confidential and to refrain from disclosing it to any third parties, unless such Confidential Information is or has been

(i)	made available by the disclosing Party for general release independent of the receiving Party (provided that this shall not apply to Business Information);
(ii)	made public as required by law, court proceedings or stock exchange regulations; or
(iii)	made part of the public domain without breach of the confidentiality obligations established hereunder by the receiving Party.

17.3

Disclosures to Other Recipients. A Party may disclose Confidential Information to its directors and officers, employees and agents including its respective brokers, advisors, lender, insurance carriers or prospective purchasers who (i) have specifically agreed in writing to the non-disclosure of the terms and conditions hereof or (ii) are bound by professional secrecy obligations (“Other Recipients”). Any violation by a Party or by an Other Recipient of the foregoing provisions shall entitle the disclosing Party, as its option, to obtain injunctive relief.

17.4

Announcements. The Parties undertake that without the written consent of the other Parties neither Party shall make any public announcement regarding this Agreement, unless required by applicable law or stock exchange regulations applicable to the respective Party. At least five (5) Business Days prior to any permitted announcement the Party wishing to make the announcement shall notify the other Parties thereof in writing, provide to the other Parties the proposed wording and take any requests of the other Parties into due consideration. Any press release regarding this Agreement and the transactions contemplated hereunder shall be agreed between the Parties in good faith.

17.5	Termination of Obligations. The obligations of the Parties under Section 17 shall terminate on the fifth (5th) anniversary of the Closing Date.

18.	Guarantor

The Guarantor makes to the Seller an independent promise of guarantee (selbständiges Garantieversprechen) pursuant to section 311 para. 1 BGB relating to due performance of all of the Buyer’s payment obligations under this agreement, specifically the obligation to pay the Aggregate Estimated Purchase Price and any Purchase Price Adjustments. The Guarantor shall have the same defense rights (Verteidigungsrechte) as the Buyer, including, in any event without limitation, objections and/or pleas (Einwendungen und Einreden) of the Buyer.

19.	Notices

All notices and other communications hereunder shall be made in writing and shall be sent by email, telefax, mail or courier to the following addresses:

If to Seller, to:

ATON GmbH

Dr. Fritz Kopitzki

Leopoldstraße 53

80802 Munich (Germany)

E-Mail: fritz.kopitzki@aton.de

Telefax-No. +49 (0) 89 970515-199

with a copy to:

BLL Braun Leberfinger Ludwig

Dr. Joseph Braun

Richard-Strauss-Straße 24

81677 Munich (Germany)

Telefax-No. +49 (89) 41 11 24-333

E-Mail: joseph.braun@bllmuc.de

If to Buyer or to the Guarantor, to:

Novanta Inc.

Ron Honig

125 Middlesex Turnpike,

Bedford, MA 01730 (USA)

Telefax-No. +1 781 266 5114

E-Mail: ron.honig@novanta.com

with a copy to:

Latham & Watkins LLP

Dr. Hans-Jürgen Lütt

Reuterweg 20

60323 Frankfurt am Main (Germany)

Telefax-No. +49 (0) 69 6062 6700

E-Mail: hans-juergen.luett@lw.com

or to such other recipients or addresses that may be notified by any Party to the other Party in the future in writing.

20.	Costs

All costs, including fees, expenses and charges, incurred in connection with the preparation, negotiation, execution and consummation of this Agreement or the transactions contemplated herein, including, without limitation, the fees and expenses of professional advisers, shall be borne by the Party having commissioned such costs. The fees for the notarial recording of this Agreement as well as the costs for the audit of the consolidated financial statements of the Company for the fiscal year 2016 (prepared in accordance with IFRS) shall be borne by Buyer. The Parties agree, that this involves the reimbursement of the costs for the audit of the consolidated financial statements 2016 by Deloitte in the amount of approximately EUR 200,000.00 (in words: Euro two hundred thousand). Any real estate transfer taxes resulting from the execution and consummation of this Agreement shall be borne by the Buyer.

21.	Miscellaneous

21.1

Exhibits. All Exhibits to this Agreement shall be an integral part of this Agreement. In the case of a conflict between any Exhibit and the provisions of this Agreement, the provisions of this Agreement shall prevail.

21.2

Entire Agreement. This Agreement (together with the other Transaction Documents) comprises the entire agreement between the Parties concerning its subject matter and shall supersede all prior agreements, oral and written declarations of intent and other legal arrangements (whether binding or non-binding) made by the Parties in respect thereof.

21.3	Fraud or Intentional Acts. Nothing in this Agreement shall be read or construed as excluding any liability or remedy in respect of fraud (arglistige Täuschung) or intentional acts (Vorsatz).

21.4	Amendments. Any amendments to this Agreement (including amendments to this Section 21.4) shall be valid only if made in writing, unless applicable mandatory law requires otherwise.

21.5

Interpretation. The headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement. Except as set forth otherwise, references to “Section” refer to the corresponding section of this Agreement, and references to “Exhibit” to the corresponding Exhibit to this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. The word “including” shall not limit the meaning of the preceding words or terms. Where this Agreement provides that a Party shall cause, procure or ensure a certain action or situation, such Party shall be strictly liable, without regard to negligence or other fault, for any losses of the other Party resulting from the fact that such action or situation is not brought about (verschuldensunabhängige Erfolgshaftung). Wherever this Agreement refers to a contract or other agreement, such reference shall apply to and include all ancillary agreements, arrangements, amendments, side letters, waivers and other legally binding statements, if any, related thereto.

21.6

German Terms. Wherever this Agreement includes English terms after which either in the same provision or elsewhere in this Agreement German terms have been inserted in brackets and/or italics, the respective German terms alone and not the English terms shall be authoritative for the interpretation of the respective provisions.

21.7	Assignment. Without the written consent of the other Party, no Party shall be entitled to assign any rights or claims under this Agreement to any third party.

21.8

Set-off and Retention. Except as otherwise provided in this Agreement, Buyer shall be entitled to set off (aufrechnen) or net off (verrechnen) against any claims of any other Party under or in connection with this Agreement or to exercise any right of retention (Zurückbehaltungsrecht), unless the claims to be set-off or net-off by such Party have been acknowledged in writing or confirmed by a final decision of a court or arbitral tribunal.

21.9

No Third Party Rights. This Agreement shall not grant any rights to, and is not intended to operate for, the benefit of any third parties, including any Group Entity (kein echter Vertrag zugunsten Dritter), unless explicitly state otherwise.

21.10	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Federal Republic of Germany, without regard to principles of conflicts of laws.

21.11

Arbitration Venue. All disputes arising under or in connection with this Agreement or its validity shall be finally settled by three arbitrators in accordance with the Arbitration Rules of the German Institution of Arbitration e. V. (DIS) without recourse to the ordinary courts of law. The venue of the arbitration shall be Munich. The language of the arbitration proceedings shall be English. This arbitration Section shall be governed by the laws of the Federal Republic of Germany.

21.12

Partial Invalidity. If one or more provisions of this Agreement shall be invalid or unenforceable, the validity and enforceability of the other provisions of this Agreement shall not be affected. In such case the invalid or unenforceable provision shall be deemed to have been replaced by such valid and enforceable provision or provisions that reflect as closely as possible the commercial intention of the Parties as regards the invalid or unenforceable provision. It is the express intent of the Parties that this Section 21.12 shall not be construed as a mere reversal of burden of proof (Beweislastumkehr) but as a contractual exclusion of section 139 BGB in its entirety.

Certified Copies of this deed shall be delivered to each party, to LATHAM & WATKINS LLP, Att. Dr. Philipp Friedrichs, Dreischeibenhaus 1, 40211 Düsseldorf and to BLL Braun Leberfinger Ludwig Steuerberater Rechtsanwalte Wirtschaftsprüfer PartGmbB, Att. Julian Haag, Richard-Strauss-Straße 24, 81677 Munich and to the competent tax authority for corporation tax and land transfer tax.

The above deed was read aloud by the Notary to the persons appearing, approved by them and signed by the persons appearing and by the Notary in their own hand as follows:

/s/ Julian Haag
Julian Haag

/s/ Phillipp Friedrichs
Phillipp Friedrichs

/s/ Benedikt Pfisterer, Notary
Benedikt Pfisterer, Notary